UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERGIZER HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

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ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 3:00 p.m. on Monday, January 30, 2012 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

We hope you will attend in person. If you plan to do so, please bring the enclosed Shareholder Admission Ticket with you.

Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. You may sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided, or you may vote by telephone or via Internet. However you decide to vote, we would appreciate you voting as soon as possible.

We look forward to seeing you at the Annual Meeting!

WARD M. KLEIN

Chief Executive Officer

December 9, 2011

ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND INTERNET AVAILABILITY OF PROXY MATERIALS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 3:00 p.m. on Monday, January 30, 2012, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is:

•	to elect three directors to serve three-year terms ending at the Annual Meeting held in 2015, or until their respective successors are elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012;

•	to cast an advisory vote on executive compensation;

•	to cast an advisory vote on the frequency of the executive compensation vote; and

•	to act upon such other matters as may properly come before the meeting.

You may vote if you are a shareholder of record on December 1, 2011. It is important that your shares be represented and voted at the Meeting. Please vote in one of the following ways:

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the enclosed proxy card;

•	VISIT www.energizerholdings.com to vote via the Internet, using the identification number indicated on the proxy card;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

The attached Proxy Statement as well as the Company’s 2011 Annual Report to Shareholders, have also been posted on the Company’s website at www.energizerholdings.com. Information on our website does not constitute part of this document.

By Order of the Board of Directors,

Mark S. LaVigne

Secretary

December 9, 2011

(i)

2011 PROXY SUMMARY

This summary highlights information contained in this proxy statement. The summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

•   Time and date: 3:00 p.m., Central Time, January 30, 2012

•   Place: Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141

•   Record Date: December 1, 2011

•   Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on

Voting matters and board recommendations

•   Election of three directors (FOR EACH NOMINEE)

•   Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012 (FOR)

•   Advisory vote on executive compensation (FOR)

•   Advisory vote on the frequency of the executive compensation votes (EVERY YEAR)

Board nominees

•   Bill G. Armstrong. Former Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition. Director since 2005.

•   J. Patrick Mulcahy. Chairman of the Board of Energizer Holdings, Inc. since 2007. Director since 2000.

•   Pamela M. Nicholson. President and Chief Operating Officer, Enterprise Holdings, Inc. since 2008. Director since 2002.

Other directors

Term expiring in 2013

•   R. David Hoover. Chairman and Former Chief Executive Officer, Ball Corporation. Director since 2000.

•   John C. Hunter. Former Chairman, President and Chief Executive Officer of Solutia, Inc. Director since 2005.

•   John E. Klein. President of Randolph College since August 2007. Director since 2003.

Term expiring in 2014

•   Ward M. Klein. Chief Executive Officer, Energizer Holdings, Inc. since 2005. Director since 2005.

•   W. Patrick McGinnis. Chief Executive Officer and President, Nestlé Purina PetCare Company. Director since 2002.

•   John R. Roberts. Former Executive Director, Civic Progress St. Louis and former Managing Partner, Mid-South Region, Arthur Andersen LLP. Director since 2003.

Named executive officers

•   Ward M. Klein, Chief Executive Officer

•   Daniel J. Sescleifer, Executive Vice President & Chief Financial Officer

•   Joseph W. McClanathan, President & CEO, Energizer Household Products

•   David P. Hatfield, President & CEO, Energizer Personal Care

•   Gayle G. Stratmann, Vice President and General Counsel

Independent registered public accounting firm	Although not required by law, we are asking shareholders to ratify the selection of PricewaterhouseCoopers, LLP as our independent registered accounting firm for fiscal 2012.

(ii)

Advisory vote on executive compensation	We ask our shareholders to approve on an advisory basis the compensation of our named executive officers. Our board recommends a FOR vote because we believe that our compensation program achieves its objective of rewarding management based upon its success of building shareholder value.

Frequency vote on executive compensation	Our board recommends that shareholders vote in favor of holding the advisory vote on executive compensation annually, because the annual vote allows the shareholders to provide input on our executive compensation programs for our named executive officers on a regular basis.

Key elements of our compensation program

•   Aggregate pay package. Our aggregate pay packages are targeted at 50th percentile for our peer group.

•   Annual cash bonus program. Bonuses are payable based on the following components: 70% related to the achievement of company targets (which, for 2011, were set at 8% adjusted earnings per share growth over the previous year) and 30% related to the assessment of individual performance.

•   Long-term incentive awards. Currently, we award restricted stock equivalents with a three year vesting period. For awards in fiscal 2011, 70% of the award is performance-based and only vests if targets for three year compound annual growth in earnings per share are met.

•   Deferred compensation plan. The executives may defer their cash bonus award and may receive a 25% Company match with a three-year vesting period.

•   Supplemental retirement plans. Our executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by IRS regulations.

•   Severance and other benefits following change of control. We have ongoing change of control employment agreements which provide executives with increased security and allow them to make decisions focusing on the interests of shareholders and not their own personal financial interests.

2011 compensation decisions

•   Adoption of a policy eliminating tax gross-up payments and adoption of the best-of-net approach for future change in control employment agreements.

•   Agreed to use fiscal year 2010 EPS of $5.72 as the baseline for fiscal 2012 bonus plan and 3-year equity awards resulting in more challenging performance goals than if the lower fiscal year 2011 EPS would be used.

(iii)

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The board of directors is soliciting proxies to be used at the 2012 Annual Meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning December 9, 2011.

Who Can Vote

Record holders of Energizer Holdings, Inc. common stock on December 1, 2011 may vote at the meeting and any adjournment or postponement thereof. On December 1, 2011, there were 65,946,931 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods:

•	Voting by Mail. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

•

Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on the enclosed proxy card and using the identification code indicated. Voting is available 24 hours a day.

•	Voting by Internet. You can also vote via the Internet at www.energizerholdings.com. Your identification code for Internet voting is on the enclosed proxy card, and voting is available 24 hours a day.

•	Voting by written ballot at the meeting.

If you vote by telephone or via the Internet, you should not return the proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the meeting by:

•	sending written notice of revocation to our Secretary;

•	submitting another proper proxy by telephone, Internet or mail; or

•

attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. The election of each director nominee and the ratification of the Company’s independent registered public accounting firm for 2012 must be approved by a majority of the voting power represented at the annual meeting in person or by proxy and entitled to vote on the matter. Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter, will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against such nominee or nominees or the ratification of the Company’s independent registered public accounting firm for 2012. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

While the shareholder votes on executive compensation and frequency of future shareholder votes on executive compensation are advisory and not binding on the Company, the Board of Directors and the Nominating and Executive Compensation Committee, which is responsible for administering the Company’s executive compensation programs, is interested in the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

All shares for which proxies have been properly submitted—whether by telephone, Internet or mail—and not revoked, will be voted at the annual meeting in accordance with your instructions. If you sign the enclosed proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our board of directors.

If any other matters are properly presented at the annual meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date this proxy statement went to press, no other matters had been raised for consideration at the annual meeting.

Beneficial Owners and Broker Non-Votes

If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee. The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of executive compensation votes are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters. Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm (Item 2 of this proxy statement). If the broker, bank or other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.

Voting By Participants in the Company’s Savings Investment Plan

If you participate in our savings investment plan and had an account in the Energizer common stock fund on November 23, 2011, the enclosed proxy will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of our common stock credited to your account on that date. If the trustee does not receive directions with respect to the shares of common stock credited to your account by January 25, 2012, it will vote those shares in the same proportion as it votes shares for which directions were received.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. We have engaged MacKenzie Partners, Inc. and Georgeson & Company, Inc. to help solicit proxies from shareholders (in person, by phone or otherwise) for a fee of $16,500 plus expenses. Proxies may also be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the Securities and Exchange Commission (the “SEC”), were made on a timely basis in fiscal 2011, except as described below.

In December 2010 and January 2011, four of our executive officers (Messrs. Sescleifer, McClanathan and Conrad and Ms. Stratmann) filed late Form 4s reporting shares withheld for taxes due on employee deferrals in the deferred compensation plan made as of November 30, 2010. The shares withheld were not reported to the executive officers by the plan administrator until after the deadline for reporting had passed.

John McColgan, our principal accounting officer since January 1, 2008, is not an “executive officer” for purposes of the Exchange Act, and we did not identify him as our “officer” for purposes of Rule 16a-1(f) of the Exchange Act. As a result, one Form 3 filing and three Form 5 filings reporting acquisitions or dispositions of securities by Mr. McColgan in a total of twenty-one transactions from the period of January 2008 through September 2011, were made on an untimely basis. Form 5 filings were made in lieu of individual Form 4 filings for these transactions. All of the securities that were acquired by Mr. McColgan and reported in subsequent Form 3 and Form 5 filings were acquired in transactions approved by the nominating and executive compensation committee and, therefore, such acquisitions were exempt from the short-swing profits recovery provisions of Section 16(b) of the Exchange Act.

ITEM 1. ELECTION OF DIRECTORS

Our board of directors currently consists of nine members and is divided into three classes, each consisting of three members, and terms of service expiring at successive annual meetings.

Three directors will be elected at the 2012 Annual Meeting to serve for a three-year term expiring at our annual meeting in 2015. The board has nominated Bill G. Armstrong, J. Patrick Mulcahy and Pamela M. Nicholson for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for the three-year term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, your proxy may be voted for the election of another person the board may nominate in his or her place, unless you indicate otherwise.

Vote Required.    The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.

The board of directors recommends a vote FOR the election of these nominees as directors of the Company.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2011.

BILL G. ARMSTRONG, Director Since 2005, Age 63

(Standing for election at this meeting for a term expiring in 2015)

Mr. Armstrong is a private equity investor and is also a director of Ralcorp Holdings, Inc.

Mr. Armstrong served as Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition (animal feed products), from 2001 to 2004. Prior to his employment with Cargill, Mr. Armstrong served as Chief Operating Officer of Agribrands International, Inc., an international agricultural products business, and as Executive Vice President of Operations of the international agricultural products business of Ralston Purina Company. He also served as managing director of Ralston’s Philippine operations, and during his tenure there, was a director of the American Chamber of Commerce. As a result of his international and operational experience, he provides a global perspective to the board, which has become increasingly important as our international operations have grown to account for approximately half of our annual sales and profitability.

J. PATRICK MULCAHY, Director Since 2000, Age 67

(Standing for election at this meeting for a term expiring in 2015)

Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc. since 2007. Mr. Mulcahy served as Vice Chairman of the Board from January 2005 to January 2007, and prior to that time served as Chief Executive Officer, Energizer Holdings, Inc. from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 until his retirement in 2005. He is also a director of Hanesbrands, Inc. and Ralcorp Holdings, Inc., and was formerly a director of Solutia, Inc.

Mr. Mulcahy has over forty years of experience in consumer products industries, including almost twenty years as chief executive of our battery business. He was our first chief executive officer, and managed and directed the acquisition of our Schick-Wilkinson Sword business in 2003. He is very knowledgeable about the dynamics of our various businesses and the categories in which they compete. His experience with the complex financial and operational issues of consumer products businesses brings critical financial, operational and strategic expertise to our board of directors.

PAMELA M. NICHOLSON, Director Since 2002, Age 52

(Standing for election at this meeting for a term expiring in 2015)

Ms. Nicholson has served as President and Chief Operating Officer, Enterprise Holdings, Inc. (auto rental and leasing) since 2008. She served as Executive Vice President and Chief Operating Officer for Enterprise from 2004 to 2008, and as Senior Vice President, North American Operations from 1999 to 2004.

Ms. Nicholson has served almost thirty years at Enterprise, obtaining extensive operational and management expertise. As the first woman president of Enterprise, a private company and one of the largest and most comprehensive vehicle rental businesses worldwide, she has been named four times to Fortune Magazine’s Top 50 Most Powerful Women list. Ms. Nicholson provides our board with global perspective with respect to operational and business issues, and insight with respect to executive compensation and diversity issues.

R. DAVID HOOVER, Director Since 2000, Age 66

(Continuing in Office—Term expiring in 2013)

Mr. Hoover has served as Chairman of Ball Corporation (beverage and food packaging and aerospace products and services) since January 2011. He served as the Chairman and Chief Executive Officer of Ball Corporation from January 2010 to January 2011; Chairman, President and Chief Executive Officer, April 2002 to January 2010 and President and Chief Executive Officer, January 2001 to April 2002. Also a director of Ball Corporation and Eli Lilly and Company, and formerly a director of Qwest Communications International, Inc. and Irwin Financial Corporation.

Mr. Hoover began his employment at Ball Corporation in 1970, and has served in numerous finance and administration, treasury and operational capacities during his tenure at Ball, including service as chief financial officer, chief operating officer and chief executive officer. His broad and extensive experience provides our board with valuable insight into complex business, operational and financial issues. His chairmanship of our finance and oversight committee has been significant, particularly during the recent global recession, as that committee directly advises management on financial and economic issues and strategies.

JOHN C. HUNTER, III, Director Since 2005, Age 64

(Continuing in Office—Term expiring in 2013)

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. He is now retired. Solutia and certain subsidiaries filed voluntary petitions for bankruptcy in 2003, and emerged from bankruptcy in 2008. Also a director of Penford Corporation, KMG Chemicals, Inc. and formerly a director of Hercules, Inc.

Mr. Hunter has a degree in chemical engineering and a Masters in business administration. During his career with Solutia and its former parent, Monsanto, Inc., he obtained many years of experience in the specialty chemicals business, as well as an in-depth knowledge of environmental issues. As a result, he provides insightful risk management experience to our board, and a practical perspective and understanding as we deal with environmental, regulatory and sustainability issues.

JOHN E. KLEIN, Director Since 2003, Age 66

(Continuing in Office—Term expiring in 2013)

Mr. Klein has served as President of Randolph College (education) since August 2007. Prior to that, Mr. Klein served as Executive Vice Chancellor for Administration, Washington University in St. Louis (education) from 2004 to August 2007. From 1985 to 2004, he served as President and Chief Executive Officer, Bunge North America, Inc. (agribusiness), and formerly served as a director of Embrex, Inc.

Mr. Klein obtained a law degree and practiced law with a firm in New York City for several years before joining Bunge Ltd. He had a number of international postings in Europe and South America and senior positions in the United States before being named chief executive of Bunge’s North American operations. He has also obtained significant administrative experience in the field of higher education. He brings the benefits of his diverse legal, international, operational and administrative background and experience to our board, and to his chairmanship of our nominating and executive compensation committee. In that role, he has gained extensive knowledge of our compensation plans and programs, and a thorough understanding of current issues, trends and concerns in executive compensation design.

WARD M. KLEIN, Director Since 2005, Age 56

(Continuing in office—Term expiring in 2014)

Mr. Klein has served as Chief Executive Officer, Energizer Holdings, Inc. since 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, as President, International from 2002 to 2004, and as Vice President, Asia Pacific and Latin America from 2000 to 2002. Also a director of Brown Shoe Company, Inc., and formerly a director of AmerUs Group Co. Mr. Klein also serves on the Board of Directors as Deputy Chairman of the Federal Reserve Bank of St. Louis and as President of Civic Progress, St. Louis.

Mr. Klein has over 20 years of service with Energizer, in international as well as domestic leadership positions, and has obtained extensive knowledge of our business operations and industry dynamics. In his capacity as chief executive officer, and the only management member of the board of directors, Mr. Klein provides a necessary and unique perspective to the board.

W. PATRICK MCGINNIS, Director Since 2002, Age 64

(Continuing in office—Term expiring in 2014)

Mr. McGinnis has served as Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products) since 2001. Also a director of Brown Shoe Company, Inc.

Mr. McGinnis has almost forty years of experience in consumer products industries, including almost twenty years as chief executive of the Purina pet food business. As a result, he has expertise with respect to marketing and other commercial issues, competitive challenges, and long-term strategic planning, as well as valuable perspectives with respect to potential acquisitions of consumer products businesses.

JOHN R. ROBERTS, Director Since 2003, Age 70

(Continuing in office—Term expiring in 2014)

Mr. Roberts served as Executive Director, Civic Progress St. Louis (civic organization) from 2001 through 2006. He is now retired. From 1993 to 1998, he served as Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Regions Financial Corporation and Centene Corporation.

Mr. Roberts brings many years of experience as an audit partner at Arthur Andersen to our board. His extensive knowledge of financial accounting, accounting principles, and financial reporting rules and regulations, and his experience in evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective, provides invaluable expertise to our board and audit committee. His service as a board member and audit committee chair for other public companies reinforces the knowledge and insight he provides to our board.

BOARD OF DIRECTORS STANDING COMMITTEES

Board Member	Board	Audit	Executive	Nominating and Executive Compensation	Finance and Oversight
Bill G. Armstrong	✓	✓		✓
R. David Hoover	✓				✓*
John C. Hunter	✓			✓
John E. Klein	✓	✓		✓*
Ward M. Klein	✓		✓		✓
W. Patrick McGinnis	✓		✓		✓
J. Patrick Mulcahy	✓*		✓*		✓
Pamela M. Nicholson	✓	✓	✓
John R. Roberts	✓	✓*	✓	✓
Meetings held in 2011	7	7	0	7	6

*	Chairperson

Audit:    Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Our board has determined that all members are independent and financially literate in accordance with the criteria established by the SEC and the New York Stock Exchange (the “NYSE”). Our board has elected John R. Roberts as chair of the audit committee, and has determined that he is both independent and an audit committee financial expert, as defined by SEC guidelines.

Executive:    May act on behalf of the Board in the intervals between board meetings.

Nominating and Executive Compensation:    Sets compensation of our executive officers, approves deferrals under our deferred compensation plan, administers our 2000 and 2009 incentive stock plans and grants equity-based awards, including performance-based awards, under those plans. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies.

The committee recommends nominees for election as directors or executive officers to the board, as well as committee memberships and compensation and benefits for directors. It is also responsible for conducting the annual self-assessment process of the board and its committees, and regular review and updating of our corporate governance principles. Our board has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the NYSE.

Finance and Oversight:    Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance.

During fiscal 2011, all directors attended 75% or more of the board meetings and committee meetings on which they served during their period of service. Under our corporate governance principles, each director is highly encouraged to attend our annual meeting of shareholders each year, preferably in person. All directors attended the 2011 annual meeting in accordance with the corporate governance principles.

Board Leadership Structure and Role in Risk Oversight

Our board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the board. This flexibility allows the board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of the board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. This determination would be based on the way that the board believes is best to provide appropriate leadership for the Company at such time. Currently, the roles of chairman of the board and chief executive officer are separate. The board believes this is currently the optimal structure for providing leadership that is both independent in its oversight of management and closely attuned to our specific business. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of the board provides guidance and sets the agenda for board meetings, in consultation with the chief executive officer, and presides over meetings of the full board. However, the board understands that the environment in which we operate is dynamic, and the structure that is most appropriate may change from time to time.

The board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company. The risk oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial, accounting, tax, compensation, legal, regulatory, compliance, health, safety, environmental, political and reputational risks. The full board, or the appropriate committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management practices. Information brought to the attention of one of the committees can then be shared with management or the full board.

The audit committee performs a central oversight role with respect to financial and compliance risks, and meets independently with our independent auditors, outside the presence and without the participation of senior management. It also regularly receives reports regarding our most significant internal controls and compliance risks, along with management’s processes for maintaining compliance within a strong internal controls environment. In addition, the audit committee receives reports regarding potential legal and regulatory risks and management’s plans for monitoring and mitigating those risks. The nominating and executive compensation committee considers the potential risks posed by our compensation philosophies and programs in connection with the design of our compensation programs. The finance and oversight committee is responsible for assessing risks related to our capital structure, significant financial exposures, major insurance programs, stock repurchase program and dividend policy, foreign currency management and pension fund performance and regularly evaluates financial risks associated with such programs.

Compensation Committee Interlocks and Insider Participation

No member of the nominating and executive compensation committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Determining Executive Compensation

At the beginning of each fiscal year, the nominating and executive compensation committee reviews and approves compensation for our executive officers, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members base these determinations on their review of competitive market data from our peer group and the recommendations of the chief executive officer and our human resources department. Meridian Compensation Partners LLC (“Meridian”), the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Meridian also advises the committee during its review of compensation for non-employee directors and the competitiveness of our executive compensation programs. For more information on the committee’s review process and Meridian’s assistance to the committee, as well as on compensation consultants retained by the Company, see “Executive Compensation—Compensation Discussion and Analysis” below.

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our board of directors and our corporate governance principles have been posted on our website at www.energizerholdings.com, under “Investors”. Information on our website does not constitute part of this document. Our code of business conduct and ethics applicable to the members of the board of directors, as well as the code applicable to the officers and employees, have each been posted on our website as well.

Copies of the committee charters, the corporate governance principles and the codes of conduct will be provided, without charge, to any shareholder upon request directed in writing to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141.

Director Independence

Our corporate governance principles, adopted by our board, provide that a majority of the board, and the entire membership of the audit and the nominating and executive compensation committees of the board, shall consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our corporate governance principles provide that there may not be at any time more than two employee directors serving on the board.

A director will be considered independent if he or she does not have a material relationship with us, as determined by our board. To that end, the board, in the corporate governance principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:

•	within the last three years, the director was employed by us or our subsidiary, or an immediate family member of the director was employed by us or our subsidiary as an executive officer;

•

(A) the director is a current partner or employee of a firm that is our internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

•

any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following relationships will be considered material:

•

a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

a director or an immediate family member, during any twelve-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1,000,000 or 2% of such organization’s total charitable receipts;

•	a director is a partner of or of counsel to a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or

•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.

For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor.

Pursuant to that review, the board has considered the independence of W. Patrick McGinnis in light of the fact that we jointly own four corporate aircraft with Ralcorp Holdings, Inc. and Nestlé Purina PetCare Company, for which Mr. McGinnis serves as chief executive officer and president. The aircraft are jointly owned in order to share the fixed costs associated with ownership which do not change based on usage, such as pilots’ salaries, aircraft acquisition expenses, and non-trip related maintenance and hangar fees. The aircraft are maintained and operated by employees of Nestlé, and a pro rata portion of the fixed expenses are reimbursed to Nestlé by the other owners based upon their respective percentages of ownership. Each owner is also assessed a charge per flight hour to cover all variable operating costs. No additional margin or operating fee is paid to Nestlé. The independent members of the board determined that Mr. McGinnis does not have any direct or indirect financial or other interests in our reimbursement of our aircraft expenses, or our continued ownership of our share of the aircraft, and consequently determined that the independence of Mr. McGinnis was not impacted.

In addition, the board also considered the independence of Pamela Nicholson since the Company uses Enterprise as its primary rental car provider, for which Ms. Nicholson serves as president and chief operating officer. Based upon the fact that (i) the payments to Enterprise made by the

Company are immaterial to both Enterprise and the Company and only reflect actual expenses associated with our employees’ actual travel expenses; (ii) no payments are made directly to Ms. Nicholson with respect to the car rental program; (iii) Ms. Nicholson does not receive additional compensation due to the Company’s use of Enterprise as its rental car provider; and (iv) Ms. Nicholson does not personally benefit from the Company’s payment under the contract, the independent members of the board determined that Ms. Nicholson would not be conflicted with respect to any decisions expected to be made by the board, and that her independence would not be impacted.

Accordingly, based on the responses to the 2011 questionnaire and the results of its review, the board has affirmatively determined that all directors, other than Ward M. Klein, are independent from management. The following are the eight non-employee directors deemed to be independent: Bill G. Armstrong, R. David Hoover, John C. Hunter, John E. Klein, W. Patrick McGinnis, J. Patrick Mulcahy, Pamela M. Nicholson, and John R. Roberts.

Director Nominations

The nominating and executive compensation committee is responsible for recommending candidates for election to our board of directors, consistent with the requirements for membership set forth in our corporate governance principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to the board a breadth of experience from a variety of industries, geographies and professional disciplines. Although the Company does not have a formal policy with respect to diversity matters, the board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the board. The committee is also responsible for articulating and refining specific criteria for board and committee membership to supplement, as appropriate, the more general criteria set forth in our corporate governance principles.

The committee expects a high level of commitment from board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets board and/or committee membership requirements, as set forth in our corporate governance principles, determines whether a potential candidate is independent according to the board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when our board determined that increasing its size was appropriate, candidates have been recommended to the committee by other board members or the chief executive officer. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the board of directors may submit a written nomination to the Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on the board. A description of factors qualifying or recommending the nominee for service on the board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for board membership, it will make a recommendation to the board for its consideration.

Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See Shareholder Proposals for 2013 Annual Meeting for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in proxy material sent to shareholders prior to the meeting, except as described in that section.

Stock Ownership Guidelines

In order to help align the financial interests of our non-employee directors with those of our shareholders, our corporate governance principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors are given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our savings investment plan, or our deferred compensation plan. At the current time, all of our directors are in compliance with these guidelines.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to Mr. John R. Roberts, the chairman of our audit committee, in care of the Secretary of the Company at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to Mr. R. David Hoover, the chairman of the finance and oversight committee, in care of the Secretary of the Company at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s Secretary at our headquarters address.

Our “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, our outside service provider, toll-free at 877-521-5625, or leave a confidential message at our web address: https://energizer.alertline.com. Confidential letters may also be sent to any independent director at:

AlertLine

PMB 3767

13950 Ballantyne Corporate Place

Charlotte, North Carolina 28273

U.S.A.

DIRECTOR COMPENSATION

We provided several elements of compensation to our directors for service on our board during fiscal 2011:

Retainers and Meeting Fees

Starting in January, 2011, all directors, other than Mr. Ward Klein, received the following fees for serving on the board or its committees. Mr. Klein receives no compensation other than his normal salary as the Chief Executive Officer for his service on the board and its committees.

Annual retainer	$65,000
Fee for each board meeting	$1,500
Fee for each committee meeting	$1,500

From October 2010 until January 2011, the annual cash retainer was $50,000. The chairpersons of the committees also receive an additional annual retainer of $15,000 for each committee that they chair, and the chairman of the board receives an additional annual retainer of $35,000 for his services as chairman.

The nominating and executive compensation committee, which makes recommendations to the full board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Implementation of the Compensation Program,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Meridian Compensation Partners, LLC.

Deferred Compensation Plan

Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (a) the Energizer common stock unit fund, which tracks the value of our common stock; (b) the prime rate option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal; or (c) any of the measurement fund options which track the performance of the Vanguard investment funds offered under our savings investment plan, a 401(k) savings plan available generally to our salaried U.S. employees. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the board.

Company Matching Contributions.    Until January 2011, deferrals of retainers and fees into the Energizer common stock unit fund of the deferred compensation plan received a 33 1/3% Company match at the end of each calendar year, which match immediately vested. These Company matches had to be retained in the Energizer common stock unit fund for a period of 36 months from the date of crediting, unless the director terminated service on our board prior to the end of that period at which time he or she received a distribution of all vested amounts credited under the plan. In November 2010, the board, at the recommendation of the compensation consultant, approved elimination of the Company match with respect to deferrals of retainers and fees paid to directors effective January 1, 2011, and the match was eliminated on that date.

Additional Contribution.    On December 31 of each year, each non-employee director is credited with a number of stock equivalents in the Energizer common stock unit fund of the deferred compensation plan. The value of the equivalents (which do not receive an additional Company match) credited as of December 31, 2010 was $100,000. These equivalents are vested at grant, and may be transferred to any other fund of the plan. In November 2010, the board, at the recommendation of the compensation consultant, approved increasing the stock retainer from $65,000 to $100,000 effective December 31, 2010.

Non-Qualified Stock Options

Each non-employee director appointed to the board between 2000 and 2005 received a non-qualified stock option to purchase 10,000 shares on the date of his or her appointment to the board. These options, which were granted under our 2000 incentive stock plan and have a ten year term, have an exercise price equal to the closing price, as of the date of grant, of our common stock on the NYSE. The options became exercisable at the rate of 20% per year, beginning on the first anniversary of the date of grant, and all such options have vested. The current number of stock options held by each director is set forth in the Common Stock Ownership of Directors and Executive Officers table below.

Restricted Stock Equivalents

At a meeting in November of 2007, the board approved suspending the option grant for new directors that may be appointed or elected in the future, and replacing it with a grant of restricted stock equivalents with a grant-date value of $100,000, which equivalents would vest three years from the date of grant. Since that time, no new directors have been appointed or elected.

Each non-employee director appointed to the board between April 1, 2000 and October 1, 2003 was granted a restricted stock equivalent award, under which the director was credited with a restricted stock equivalent for each share of our common stock he or she acquired within two years of the date of grant, up to a limit per individual. This program was discontinued in 2003. All outstanding equivalents granted under these awards have vested, and each director has elected to defer receipt until termination of service on our board. The number of vested equivalents credited to each director is set forth in footnote 3 to the Director Compensation table below.

Personal Use of Company-Owned Aircraft

Mr. Ward Klein, the chief executive officer and a member of the board, is permitted to use our aircraft for personal travel for up to 50 flight hours per year when the aircraft are not being used on business related trips. The family members and guests are authorized to accompany him on business or personal flights on our aircraft. However, Mr. Klein is not reimbursed for any taxes associated with (i) his personal use of the aircraft, or (ii) the personal use by his family members and guests.

As noted under Director Independence above, our aircraft are jointly owned with two other corporations in order to share the fixed costs associated with such ownership. We are, however, assessed a charge per flight hour to cover all variable operating costs associated with each flight, including fuel costs, mileage, trip-related maintenance, landing fees, trip-related hangar and parking costs, and on-board catering.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (5)(6)	Total
B.G. Armstrong	$91,250	$128,650	$ 0	$ 0	$ 0	$ 0	$219,900
R.D. Hoover	$97,250	$132,441	$ 0	$ 0	$ 0	$ 0	$229,691
J.C. Hunter	$83,750	$106,342	$ 0	$ 0	$ 0	$ 0	$190,092
J.E. Klein	$109,250	$134,555	$ 0	$ 0	$ 0	$ 0	$243,805
R.A. Liddy*	$10,862	$76,368	$ 0	$ 0	$ 0	$ 0	$87,230
W.P. McGinnis	$80,750	$100,000	$ 0	$ 0	$ 0	$ 0	$180,750
J.P. Mulcahy	$117,250	$140,241	$ 0	$ 0	$ 0	$ 0	$257,491
P.M. Nicholson	$88,250	$127,921	$ 0	$ 0	$ 0	$ 0	$216,171
J.R. Roberts	$109,250	$134,555	$ 0	$ 0	$ 0	$ 0	$243,805

*	Mr. Liddy retired as a director in November, 2010.
(1)	This column reflects retainers and meeting fees earned during the fiscal year.
(2)	This column reflects the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of the Company matching contributions described in the narrative above, as well as the additional contribution on December 31, 2010 of stock equivalents valued at $100,000 in the Energizer common stock unit fund of our deferred compensation plan (1,372 equivalents per director) as described in the narrative above. Refer to “Note 9. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended September 30, 2011 for further discussion. There were no FASB ASC Topic 718 compensation expenses associated with the vested but deferred equivalents described in footnote 3 during fiscal 2011. Company Matching Contributions were eliminated in January, 2011.
(3)	The number of vested but deferred stock equivalents held by a director as of September 30, 2011 is as follows: Mr. Hoover, 10,000; Mr. Roberts, 10,000; Mr. J. Klein, 10,000; and Ms. Nicholson, 10,000.
(4)	No options were granted to directors in fiscal year 2011. The number of shares underlying stock options held by each director as of September 30, 2011 is as follows: Mr. Armstrong, 10,000; Mr. Hunter, 10,000; Mr. McGinnis, 10,000; Ms. Nicholson, 6,700; and Mr. Roberts, 2,000.
(5)	All of the directors were also, from time to time during the fiscal year, provided with samples of our products, with an incremental cost of less than $50.

(6)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:

(i)	The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company—we do not obtain a specific policy for each director, or for the directors as a group.

(ii)	We provide transportation and lodging for out-of-town directors attending board and committee meetings at our headquarters.

(iii)	The directors may make requests for contributions to charitable organizations from the Energizer charitable trust, which we have funded from time to time, and the trustees of that trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust, and are not made in the name of the requesting director.

(iv)	In light of Mr. Mulcahy’s responsibilities as chairman of the board, he is provided use of an office and computer at our headquarters, as well as a cell phone and certain business publication subscriptions. From time to time, as part of his responsibilities as chairman, he incurs travel and other business expenses, for which he is reimbursed.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our audit committee, in accordance with authority granted in its charter by the board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor for every fiscal year since 2000, and PwC has begun certain work related to the 2012 audit as approved by the audit committee. Information on independent auditor fees for the last two fiscal years is set forth below. A representative of PwC will be present at the 2012 Annual Meeting of Shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although NYSE listing standards require that the audit committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the audit committee will reconsider its appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required.    The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.

The members of the audit committee and the board of directors recommend a vote FOR ratification of PwC as the Company’s independent auditor for fiscal year 2012.

Fees Paid to PricewaterhouseCoopers LLP

(in thousands)

	FY 10	FY 11
Audit Fees	$3,425	$4,215
Audit-Related Fees	21	84
Tax Fees
Tax Compliance/preparation	89	455
Other Tax Services	924	1,116

Total Tax Fees	1,013	1,571
All Other Fees	0	0

Total Fees	$4,459	$5,870

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PwC during the last two fiscal years for the following professional services:

•

Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. Fiscal 2011 includes the impact of the American Safety Razor (“ASR”) acquisition.

•

Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

•

Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries (including ASR in fiscal 2011); refund claims;

payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

•

All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in our expatriate program, tax advice on international compensation issues and various local engagements that are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The audit committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the committee. The chairman of the committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the audit committee. The committee approved all services provided by PwC during fiscal 2011.

EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal 2011 to our chief executive officer, chief financial officer and our other three most highly compensated executive officers, whom we refer to collectively as our “named executive officers”.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our commitment to maintaining the best compensation practices is evidenced by the following existing features and recent changes to our executive compensation program:

•

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted at the 50th percentile of our peer group, with below the 50th percentile for base salary and above the 50th percentile for annual and long-term performance incentives.

•	We provide a mix of short- and long-term compensation.
•

A significant portion of targeted compensation for our named executive officers is variable—not fixed—compensation, with much of that dependent upon achievement of pre-established earnings goals, subject to forfeiture if threshold goals are not achieved. In fiscal 2011, the three-year vesting period for performance awards granted in October 2008 ended, and the compound adjusted EPS growth for that period did not result in any vesting of the awards granted.

•	We have adopted stock ownership guidelines for executive officers, as well as prohibitions on trading in derivatives.
•

In 2010, we eliminated reimbursement of income taxes associated with the personal use of our aircraft by our chief executive officer and eliminated the personal use of our aircraft by the chairman of the board.

•

The compensation committee, in consultation with management, determined it was appropriate to use fiscal year 2010 diluted earnings per share (“EPS”) of $5.72 for fiscal 2012 bonus plan and 3-year equity awards resulting in more challenging performance goals than if the lower fiscal year 2011 EPS would be used.

•	In November 2011, we adopted a policy eliminating tax gross-up payments and adopting the best-of-net approach for future change in control employment agreements.

The elements of our executive compensation program as well as the purpose of each item are shown in the following table:

Compensation Element	Description	Purpose

Base Salary	Annual fixed salary, payable in cash.	Helps attract and retain key individuals. Annual adjustment opportunity motivates performance against focal points for the year.

Annual Cash Bonus	Bonuses are payable in cash upon achievement of the pre-determined companywide adjusted EPS target (70% of the total bonus target), and assessment of individual performance (30%).	Promotes achievement of both company-wide and individual performance goals.

Three Year Equity Awards	Stock-settled restricted stock equivalents with a three year vesting period; 70% of the award vests based on three year compound annual growth in EPS and 30% vests on the third anniversary of the grant if the recipient remains employed by us.

Provides a direct link to shareholder interests by tying a significant portion of executive’s personal wealth to the performance of our common stock.

Promotes achievement of long-term company-wide earnings performance goals.

Vesting requirements help to retain key employees.

Deferred Compensation Plan	Executives may defer their annual bonus; we match 25% for deferrals into a fund tracking the performance of our common stock.

Provides a direct link to shareholder interests by tying a significant portion of executive’s personal wealth to the performance of our common stock.

Provides a valued benefit to executives on a tax deferred basis, supporting the retention objective of key executives.

Supplemental Retirement Plans	Executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by IRS regulations.	Ensures that the executives receive the same relative value compared to other employees who are not subject to the IRS limits.

Change of Control Severance Benefits	Executives are entitled to benefits only if they are involuntarily terminated (or they resign for good cause) following a change of control of our company.	Provide executives with increased security and allow them to make decisions focusing on the interests of shareholders and not their own personal financial interests.

Objectives

The key objective of our compensation philosophy is to reward management based upon its success in increasing shareholder value. With a focus on that overarching goal, the overall executive compensation program is designed to provide a compensation package that will enable us to attract and retain highly talented executives and maintain a performance-oriented culture.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted at the 50th percentile of our peer group.

In 2011, a significant portion of targeted compensation for our named executive officers, consisting of the annual cash bonus and three-year equity awards, was variable—not fixed—compensation, with much of that dependent upon achievement of pre-established goals, subject to forfeiture if threshold goals were not achieved. These performance based incentives, which focus on long-term performance, reward the named executive officers for the achievement of outstanding and sustained company performance, which builds shareholder value. We believe this compensation structure offers high potential rewards for superior performance, and a steep reduction for results below target. Accordingly, the total compensation actually realized by the executive officers is primarily a function of realized results and to the extent actual compensation varies from our targeted total compensation percentile, it is a function of the executive’s and the company’s performance.

Alignment of Executive and Shareholder Interests

A significant portion of our compensation program, similarly to our peer companies, consists of equity grants that align our officers’ interests with those of shareholders by tying a significant portion of the officers’ personal wealth to the performance of our common stock.

Our incentive compensation program (both annual bonuses and three-year equity grants) has focused since its inception in 2002 on consistent adjusted EPS growth from year to year. We believe that such focus has provided strong motivation for superior executive performance and aligns the interests of management with those of the shareholders. Our incentive programs are designed to reward consistent, sustainable growth in adjusted EPS over single and multiple year periods. See “—Elements of Compensation—Incentive Programs—Adjusted EPS” for more detail on the determination of adjusted EPS.

Retention

Our executive officers are highly experienced, with average length of service with the Company of over 20 years, and have been successful in diversifying our businesses, improving operating results and sustaining long-term adjusted EPS growth. Because of management’s level of experience and successful track record, as well as the value of maintaining continuity in senior executive positions, we view retention of key executives as critical to the ongoing success of our operations. Consequently, we:

•	utilize benchmarking against a peer group of companies in order to ensure that we can retain key executives and remain competitive in attracting new employees; and
•

establish vesting periods for our equity-based awards and for the Company match under our deferred compensation plan, so that those elements of our compensation program will provide additional retention incentives.

Our executive compensation program also includes features to address other compensation-related issues such as health, welfare, and retirement concerns of employees, including features that were retained at the time of our spin-off in 2000. We believe that providing a comprehensive and competitive compensation package with continuity of benefit programs strengthens our ability to retain senior executives.

Implementation of the Compensation Program

Our board of directors has delegated authority to the Nominating and Executive Compensation Committee to approve all compensation and benefits for our executive officers. The committee sets executive salaries and bonuses, reviews executive benefit programs, including change in control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to all eligible employees and executives under our 2009 incentive stock plan. The committee has not delegated this authority to any other individuals or groups, except for certain administrative tasks involving our benefit programs.

To assist it in evaluating our executive and director compensation programs on a competitive market basis, the committee has directly retained an outside consultant, Meridian Compensation Partners LLC, which is asked to:

•	provide comparative market data for our peer group (and other companies, as needed) with respect to the compensation of the named executive officers and the directors;
•	analyze our compensation and benefit programs relative to our peer group; and
•	advise the committee on trends in compensation practice and on management proposals with respect to executive compensation.

A representative of Meridian attends committee meetings from time to time to serve as a resource on executive and director compensation matters. In order to encourage independent review and discussion of executive compensation matters, the committee meets with Meridian in executive session without management present. The committee has sole authority to retain or replace Meridian in its role as its consultant. Aside from its service to the committee, Meridian does not provide any other services to the Company. The committee regularly reviews the performance and independence of Meridian, as well as fees paid. Management has retained a separate consultant, Towers Watson, which advises it (but not the committee) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals. We believe that having separate consultants promotes Meridian’s independence with respect to its advice. In addition to advising management with respect to executive compensation, Towers Watson has assisted management in a variety of other matters, including cost analysis with respect to our change in control agreements, global salary and benefits benchmarking, development and implementation of a performance management and succession planning system and general benefits consulting and related communication strategy.

Meridian, with input from the committee, has developed a customized peer group of 20 companies based on a variety of criteria, including some or all of the following:

•	consumer products businesses,
•	businesses with a strong brand focus,
•	competitors for executive talent, and
•	similarly-sized businesses in terms of revenues and market capitalization.

Through a proprietary database, Meridian uses data provided by that peer group based on a variety of metrics to determine a market comparison for our executive compensation program. Total compensation opportunities are targeted at the 50th percentile of the peer group, size-adjusted by revenues, using regression analysis. The market comparison is made for each key component of compensation, including base pay, target annual bonus, target total cash compensation and grant-date value of long-term incentives.

Beyond the positional comparisons, the aggregate size of equity grants are also compared to the peer group based on the annual run rate, dilution, and overhang, to ensure that they are consistent with the median of the peer group. Meridian also analyzes the Company’s change-in-control program for our executives to determine consistency in design, and reviews the costing that management prepares against prevailing market practice.

The peer group utilized by Meridian for its review of fiscal 2011 executive compensation consists of the following companies. The industries in which the companies are engaged are noted: (1) household products; (2) personal care; (3) food and beverage; and (4) apparel.

Alberto-Culver(2)	Clorox(1)	Hanesbrands(4)	Revlon(2)
Avon Products(2)	Colgate-Palmolive(2)	Hasbro(1)	S.C. Johnson & Son(1)
Brown-Forman(3)	Del Monte Foods(3)	Hershey(3)	Scott’s Miracle-Gro(1)
Brown Shoe(4)	Fortune Brands(1)(3)	Mattel(1)	Stanley Black & Decker(1)
Church & Dwight(1)(2)	Hallmark Cards(1)	Newell Rubbermaid(1)	Tupperware(1)

The following table provides an overview of how we compared to our peer group companies on certain financial criteria (based on publicly available information as of August 2010):

(in millions of dollars)	Revenue (FY2009)	Market Capitalization (as of 7/31/2010)
75th Percentile	5,482	8,814
50th Percentile	3,980	5,295
25th Percentile	2,508	2,800

Energizer Holdings, Inc.	4,500	4,309
Energizer Holdings, Inc. percentile	60%	41%

Elements of Compensation

Base Pay

We benchmark base pay against our peer group on an annual basis as a guide to setting compensation for all key positions throughout the Company, including the named executive officers. Our management and the committee believe that an important benchmark for base salaries is the 50th percentile for the peer group, but that it is important to consider the interplay of all of the benchmarked components of compensation and to make adjustments as warranted.

At the beginning of each fiscal year the committee establishes the salaries of the executive officers (other than the chief executive officer) based on recommendations of the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience, and individual performance against focal points. The salary of the chief executive officer is based on the recommendation of the committee’s compensation consultant, which, without input from management, provides the committee with a range of possible salary and long-term incentive award levels. The committee uses this only as a tool, and sets new pay levels based partly on market data, but mostly on the performance and contribution of the chief executive officer. The committee assesses the chief executive officer’s contributions during the prior year and performance against focal points, and subjectively determines an appropriate salary for the upcoming year.

As long as the recommendations of the chief executive officer and the compensation consultant remain within the targeted range relative to the peer group, and the committee concurs with the assessment of performance, the committee has historically approved the recommendations as made. The committee evaluated the base salaries of the named executive officers at its October 2010 meeting and elected to increase them for fiscal 2011. The base salaries of the named executive officers for fiscal 2011 were as follows: W. Klein—$1,000,000; D. Sescleifer—$510,000; J. McClanathan—$510,000; D. Hatfield—$510,000; and G. Stratmann—$410,000. The committee’s consultant confirmed that these salaries of our executive officers remained consistent with the Company’s overall compensation objectives.

Incentive Programs

The committee has annually approved a two-tier incentive compensation structure for our key executives, consisting of an annual performance program, paid in cash, and a three-year performance program, paid in restricted stock equivalents. In order to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), awards to officers under our annual performance program are made under the terms of our shareholder-approved executive officer bonus plan, and the three-year performance awards are granted under the terms of our 2009 incentive stock plan.

Adjusted EPS

The performance measure used both in our annual cash bonus program and three-year equity grants is adjusted EPS. We use EPS results, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to certain adjustments for certain limited matters, including, among others, extraordinary dividends, stock splits or stock dividends, extraordinary transactions such as mergers or spin-offs and unusual or non-recurring accounting impacts, which may include cash or non-cash restructuring charges, or changes in accounting standards or treatment.

The performance goals are set by the committee at the beginning of each fiscal year, and are intended to promote shareholder value by means of healthy and consistent EPS improvement. In fiscal 2011 (as well as fiscal 2010), the targeted adjusted EPS goal was set at 8% above prior year results for the annual cash bonus program and three-year performance awards. This metric is based on current business conditions, relative performance of our peer group of companies, and the need to invest in our businesses for long-term growth, despite the impact on short-term EPS.

In 2011, the committee, in consultation with management, considered whether to adjust for the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of the following events when determining the achievement of targets under the previously granted equity awards or under the fiscal 2011 annual bonus plan: (i) the restructuring in the Household Products divisions, (ii) the payment of make-whole premiums and duplicate interest, which resulted from refinancing of certain debt obligations, (iii) various integration and transaction costs related to the acquisition of ASR which under newly-adopted accounting rules are now charged as current period expenses (as opposed to being treated as part of the purchase price or as an opening balance sheet liability), and (iv) certain non-cash adjustments to long-term deferred tax items. While the committee retains (through the use of its negative discretion) the flexibility to adjust for such types of factors in the future, no adjustments were necessary in 2011 since no additional vesting would have occurred under the award agreements. Similarly, no adjustments were made for the annual cash bonus plan. In addition, as a result of discussions between management and the Committee, it was determined previously that the fiscal year 2010 EPS of $5.72 would be used as a baseline for fiscal 2012 bonus plan and 3-year equity awards, resulting in more challenging performance goals than if the lower fiscal year 2011 EPS would be used.

Annual Cash Bonus Program

The annual bonus is designed to promote achievement of both Company and individual performance goals, with a component equal to 70% of an individual’s annual “bonus target” focused on objective Company performance, and a component equal to the remaining 30% of the annual “bonus target” focused on both objective and subjective individual performance.

The committee has assigned individual “bonus targets” to each of the officers, based upon historical practice at the Company and prevailing market practice information provided by the committee’s consultant. For fiscal 2011, the following “bonus targets,” defined as a percentage of the individual’s base pay, were assigned to the named executive officers:

•	Mr. Klein - 100%;

•	Mr. Sescleifer - 80%;

•	Mr. McClanathan - 80%;

•	Mr. Hatfield - 80%;

•	Ms. Stratmann - 60%.

Bonuses Based on Company Performance

The Company performance component of the annual cash bonus program is designed to reward significant annual adjusted EPS growth. The following table provides information on the potential bonuses that could have been earned in fiscal 2011. As the actual results in fiscal 2011 were below the threshold level, no bonuses were awarded for company performance in fiscal 2011.

Goals for Annual Objective Component— Set at Beginning of Each Fiscal Year	Bonus which will be Awarded upon Achievement of Goals	Actual FY 2011 EPS result
Threshold: set at prior year’s final GAAP results ($5.72)	10% of 70% of officer’s “bonus target”	$3.72
Target: set at 8% above Threshold goal for FY 2011 ($6.18)	100% of 70% of officer’s “bonus target”	-
Stretch: set at 16% above Threshold goal ($6.64)	200% of 70% of officer’s “bonus target”	-

Bonuses indicated increase proportionately in 1/10(th) of 1% increments, for final results between the goals indicated—with maximum bonus at stretch. No bonuses tied to the Company performance component are paid for results below the Threshold goal, but bonuses may still be paid on the individual performance component.

Bonuses Based on Individual Performance

The individual performance component of the annual cash bonus program is based upon a subjective evaluation of the officer’s performance during the year, including performance against pre-established “focal points” for business and operational improvement. Based on that evaluation, officers are eligible to receive the following bonuses based on their subjective rating by the committee:

Rating	Individual Performance Bonus
“1” or “major contributor”	200% of 30% of officer’s “bonus target”
“2” or “significant contributor”	150% of 30% of officer’s “bonus target”
“3” or “solid contributor”	75-110% of 30% of officer’s “bonus target”
“4” or “marginal contributor”	0
“5” or “unsatisfactory contributor”	0

The board of directors establishes the focal points of the chief executive officer at the beginning of the year, and the chief executive officer sets the focal points for the other executive officers. The focal points for those other officers for 2011 generally addressed specific operational objectives, budgeted financial objectives, organizational and management objectives, and more specific objectives directly related to each officer’s position. The focal points for the chief executive officer addressed EPS performance, as well as top-line operating objectives for our Household Products and Personal Care businesses, sales and profit growth objectives, and organizational and management objectives.

The committee determines the rating for the chief executive officer, based on his performance during the year, with input from the chairman of the board, and also reviews subjective assessments of the chief executive officer’s performance, which are provided by each of the directors. See note 4 to the “Summary Compensation Table” for amounts paid to our named executive officers with respect to the annual individual performance component.

Equity Awards

Our amended and restated 2009 incentive stock plan, as approved at our 2011 annual meeting of shareholders, authorizes the committee to grant various types of equity awards. Since 2005, the committee has granted to key executives primarily restricted stock equivalent awards, with achievement of Company performance targets over three years as a condition to vesting of the majority of the award, and continued employment with the Company over the same period as a condition to vesting of the remainder of the award. In October 2010, the committee continued this practice, awarding three-year incentive awards with performance based component constituting 70% of the total award and the time-vesting component 30% of the award.

Timing and Procedures for Grants

Except for exceptional cases, such as promotions or new hires, long-term incentive awards are generally granted at the November meetings of the committee, at the time when salary levels and bonus programs for the new fiscal year are determined. The committee and management have agreed that it is also an appropriate time to review and consider additional awards as part of the total compensation packages.

For the past several years, the size of equity awards for the executive officers has been, in part, based upon benchmarked data from our peer group provided by Meridian, valued on the basis of grant-date present value. The size of awards also reflects other factors, such as officers’ individual circumstances, current dilution rates, and the market run-rate for equity grants among the peer group. The number of restricted stock equivalents (subject to both time- and performance-based vesting) awarded, as well as the mix between the two types of awards, are based on the amounts targeted to be delivered after three years, and the corresponding grant date present value of the restricted stock equivalents. The restricted stock equivalent awards are stock-settled at the end of the three-year period, when they convert into unrestricted shares of our common stock if the vesting requirements are met. The value of the payout that our executives receive increases with the increase in the EPS due to the increase in the number of shares received (as payouts are adjusted upwards if the more challenging goals are met), as well as due to the increase in the stock price (as the value of the payout increases with the increase in our stock price).

The chief executive officer recommends to the committee the number of shares or share units to be awarded to the committee for each named executive officer (other than the chief executive officer). With respect to awards to the chief executive officer, Meridian, without input from the chief executive officer or other members of management, provides a range of potential awards to the committee. However, the committee considers alternatives outside the range and determines the award considering also the competitive posture, performance of the Company, and experience and effectiveness of the chief executive officer’s leadership.

Grants During 2011

In October 2010, the committee granted three-year equity awards based on the total award pool of 1.5% of operating earnings for fiscal 2010, as determined by the committee in October 2009. When the equity awards were determined in October 2010, the officers as a group were approximately at 113% of our peer group, and each individually were in a range between 5% below our peer group and 143% above our peer group. The threshold for payout under the three-year performance awards granted in October 2010 is 5% compound EPS growth, with approximately 12.5% of the award vesting at that threshold, and pro rata increases up to 50% vesting at 8% compound growth and a maximum of 100% vesting at 12% compound growth over the three-year period, with the base adjusted EPS of $5.72. The committee believes that the thresholds are appropriate because of the need to invest in our businesses over the next several years, the comparable performance levels among our peers, and the need to establish realistic, achievable goals. The number of units granted to each named executive office is shown in the “Grants of Plan-Based Awards” table.

Performance Awards Vesting in 2011

In fiscal 2011, the three-year vesting period for performance awards granted in October 2008 ended. The compound adjusted EPS growth for that period did not result in any vesting of the awards granted. As noted in “—Incentive Programs—Adjusted EPS,” the committee exercised its discretion not to adjust the fiscal 2011 EPS number, as an adjustment would not have resulted in a different vesting of awards.

Other Equity Awards

Since the Company’s spin-off in 2000, the committee has from time-to-time granted non-qualified stock options as well as restricted stock equivalent awards which vest over time. For example, in October 2009, because of concerns over the impact of non-attainable performance goals in outstanding performance awards on retention of key executives, the committee approved the grant to such executives, including the named executive officers, of retention stock option awards with an exercise price equal to the market value of our common stock on the date of grant. The retention stock option awards will only vest and become exercisable on the third anniversary of grant if the recipient remains employed by the Company on that date. No such awards were granted in fiscal 2011.

Deferred Compensation Plan

The executive officers and other key employees are permitted to request the deferral of their annual cash bonus awards under the terms of our deferred compensation plan. Deferrals of an executive’s cash bonus into the Energizer common stock unit fund of the plan receive a 25% Company match, vesting three years from the date of crediting. The plan is a legacy plan inherited from our former parent that we have retained as a part of our compensation program. The 25% match provides a direct link to shareholder interests by providing an incentive for additional investment of personal wealth in Energizer stock equivalents. In addition, the 25% Company match is highly valued by our executives as part of their overall compensation package, as are the tax deferral benefits of the plan. The three year vesting period for the Company match also helps us retain key executives. The plan is more fully described in the narrative to the “Non-qualified Deferred Compensation Table” below.

Supplemental Retirement Plans

Our named executive officers are covered, like other employees, by our defined benefit pension plan. As a qualified plan, it is subject to maximum pay and benefit limits under the tax rules. Our named executive officers are also covered by our qualified defined contribution 401(k) plan, or the savings investment plan, and are entitled to a Company match on a portion of their deferrals to the plan. The amounts which may be deferred on a tax preferred basis into the qualified plan, as well as the amount of the matching contributions, are also subject to IRS limitations. Like many companies our size, we have established supplemental plans to compensate executives for these limits. The pension restoration plan (the executive supplemental retirement plan) provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. The excess 401(k) plan (the executive savings investment plan) permits executives to defer any excess contributions and matching payments not permitted into the qualified savings investment plan.

These supplemental retirement plans are legacy benefits which were also offered by our former parent, and the committee believes they are highly valued by the executives. The pension restoration plan preserves the full, unreduced benefit which the executives would otherwise receive under the qualified plan’s pension formula, and the excess 401(k) plan offers the opportunity to save for retirement, on a tax deferred basis, at the same levels of deferral and Company match that the executives would otherwise receive under the qualified 401(k) plan without IRS limits. According to market data provided by Meridian, these types of benefits are generally offered by our peer group described above, often with enhanced benefit formulas (which we do not provide). We believe that not including these programs would put us at a competitive disadvantage in retaining our key executives.

Details of pension benefits under the pension restoration plan are set forth in the “Pension Benefits Table,” including the accompanying narrative, below, and details of the excess 401(k) plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-qualified Deferred Compensation Table,” including the narrative, below.

Severance and Other Benefits Following a Change of Control

Unlike many other public companies, we have not offered employment agreements to our executives. However, we have ongoing change of control employment agreements with each of our executive officers, as discussed under “Potential Payments upon Termination or Change of Control.”

The change of control employment agreements are designed to provide executives with increased security in the event of a change of control, and allow them to weigh alternative future courses for the Company focused on the interests of shareholders and not their own personal financial interests. The committee annually reviews the cost and the terms of the agreements in light of advice provided by Meridian, based upon surveys of Fortune 200 companies as well as our peer group, and its own internal data and expertise. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of shareholders and not the executive’s own personal financial interests, outweighs the potential cost given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;
•	Meridian has advised that the aggregate projected cost of the agreements is at the lower end of prevailing practice;
•	such costs will only be triggered if the new controlling entity involuntarily terminates the protected executives, or the executives are able to terminate for good reason, during the protected period;
•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant benefit to the new controlling entity; and
•

the individuals with the agreements are carefully selected by the board of directors, and we believe they are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of any such transaction.

The committee has from time to time in the last several years initiated further limitations on the benefits provided. In November 2011, the board of directors, upon the recommendation of the committee, adopted a policy pursuant to which we will not include tax gross-up payments relating to severance payments, and instead adopt the “best-of-net” approach for future change in control employment agreements with executive officers.

A description of the projected cost if a change of control were to have occurred on the last day of fiscal 2011 and all of the named executive officers were terminated on that date is provided under “Potential Payments upon Termination or Change of Control.”

Perquisites

We offer a limited number of perquisites for our executive officers. Our board of directors has authorized the personal use of our Company-owned aircraft, for up to 50 flight hours per year by the chief executive officer, but does not permit reimbursement of taxes associated with the chief executive officer’s personal use of the aircraft. The board has also authorized individuals to bring family members and guests along on business flights. The remaining perquisites or executive benefits consist of the executive financial planning program, executive health plan, executive long-term disability plan, and executive excess liability plan. In addition, Mr. Hatfield is reimbursed for commuting expenses as a result of his assignment to our office in Connecticut, but he is not reimbursed for taxes associated with that reimbursement. We regularly review the benefits provided to our executives and make appropriate modifications. For example, in 2006, the committee froze the executive medical plan, allowing it to continue in effect for then current participants, but discontinuing it for any future participants. In 2008, the committee froze the executive retiree life insurance plan, allowing it to continue in effect for our then current retired executives, but not for future retirees, including the named executive officers.

Stock Ownership Requirements

Our stock ownership guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New executive officers would be given a period of five years to attain full compliance with the guidelines.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our savings investment plan, our excess 401(k) plan, or our deferred compensation plan. As of September 30, 2011, all of our officers are in compliance with the guidelines.

Trading in Energizer Stock Derivatives

It is our policy that employees, officers and directors may not engage in speculative transactions in our securities. Under the policy, an officer may not invest or trade in market-traded options, engage in short-sales of our securities, or speculate on relatively short-term price movements of our common stock.

Deductibility of Certain Executive Compensation

U.S. tax laws set a limit on deductible compensation of $1,000,000 per year per person for the chief executive officer and the next 3 highest paid officers (other than the chief financial officer). Performance-based awards which meet certain requirements are excluded when determining whether such an executive has received compensation in excess of this limit. The applicable plan provisions give the committee authority to require the deferral of certain bonus and salary payments to such officers in order to preserve the deductibility of those payments. The committee has approved measures to ensure the deductibility of payments under the annual cash bonus program and annual restricted stock equivalent grants, by making such payments contingent upon achievement of shareholder-approved performance goals. We believe a significant portion of the compensation paid to the named executive officers should remain deductible as performance-based awards under shareholder-approved plans. The committee intends to continue to review and monitor its policy with respect to the deductibility of compensation.

Compensation Policies and Practices as they Relate to Risk Management

Management has reviewed with the committee the Company’s compensation policies and practices for all employees, including executive officers, and has determined that our compensation programs are not likely to have a material adverse effect on the Company. The committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including:

•	too much focus on equity;
•	compensation mix overly weighted toward annual incentives;
•	highly leveraged payout curves and uncapped payouts;
•	unreasonable goals or thresholds; and
•	steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

Management and the committee discussed that such design features were either not present or not significant in the employee incentive programs, and furthermore, noted several design features of those programs that reduce the likelihood of excessive risk-taking:

•

the executive compensation program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics tied primarily to earnings per share (for long-term incentives, measured over a three year period);

•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped at 200 percent of target (except in limited circumstances);
•	the Company does not grant stock options on a regular basis;
•	the committee has the authority to adjust awards under executive incentive programs downward;
•	executive officers are subject to share ownership and retention guidelines; and
•

elements of our executive compensation are subject to multiple metrics and performance periods within the same fiscal year, adequate oversight and supervision by individuals who do not participate in the same bonus plan, and generally are a modest percentage of the individual’s annual salary.

The committee determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

John E. Klein—Chairman Bill G. Armstrong	John C. Hunter John R. Roberts

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of September 30, 2011.

Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	2,997,658	$50.36	4,572,997
Equity compensation plans not approved by security holders	None	N/A	None
Total	2,997,658	$50.36	4,572,997

(1)	The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2011, includes 2,225,309 restricted stock equivalents which have been granted under the terms of the Energizer Holdings, Inc. 2000 Incentive Stock Plan (pursuant to which no further equity awards may be made) and the 2009 Plan. Since September 30, 2011, 291,233 of the outstanding equivalents granted under either plan, have vested and converted into outstanding shares of our common stock, and 255,675 of the outstanding equivalents as of that date, granted under either plan, have subsequently been forfeited and will not convert into outstanding shares of our common stock. 1,503,730 of the aggregate outstanding equivalents under both plans either (i) vest over varying periods of time following grant, and at that time, convert, on a one-for-one basis, into shares of common stock, or (ii) have already vested but conversion into shares of our common stock has been deferred, at the election of the recipient, until retirement or termination of employment. An additional 912,938 equivalents granted in 2011, 2010 and 2009 will vest only upon achievement of three-year performance measures.

Includes 15,237 restricted stock equivalents granted to individuals that are vested but will not be released until the recipients meet the required six month delay.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.

(3)	This number only reflects securities available under the 2009 Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 1.95 to 1 ratio. Since September 30, 2011, an additional 745,611 restricted stock equivalents have been granted under the terms of the 2009 Plan.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Comp. (1)(4)	Change in Pension Value and Nonqual’d Deferred Comp. Earnings (5)	All Other Compensation (6)	Total ($)
Ward M. Klein	2011	$991,667	$0	$3,651,834	$0	$450,000	$1,041,563	$378,112	$6,513,176
Chief Executive Officer	2010	$893,750	$0	$3,768,093	$1,026,000	$1,800,000	$1,697,688	$179,594	$9,365,125
	2009	$833,430	$0	$4,277,620	$0	$0	$3,397,574	$269,054	$8,777,678

Daniel J. Sescleifer	2011	$507,090	$0	$1,081,376	$0	$183,600	$106,226	$71,621	$1,949,913
Executive Vice President & Chief Financial Officer	2010	$472,083	$0	$978,109	$675,000	$703,000	$155,265	$45,279	$3,028,736
	2009	$446,300	$0	$1,270,821	$0	$0	$165,121	$21,016	$1,903,258

Joseph W. McClanathan	2011	$508,371	$0	$1,101,626	$0	$183,600	$317,207	$67,503	$2,178,307
President & CEO, Energizer Household Products	2010	$488,767	$0	$938,618	$472,500	$784,000	$220,495	$30,984	$2,935,364
	2009	$480,087	$0	$1,265,709	$0	$0	$617,763	$25,062	$2,388,621

David P. Hatfield	2011	$508,371	$0	$905,626	$0	$244,800	$185,561	$103,932	$1,948,290
President & CEO, Energizer Personal Care	2010	$482,504	$0	$986,515	$810,000	$784,000	$148,462	$54,615	$3,266,096
	2009	$404,919	$0	$1,237,409	$0	$0	$412,071	$136,692	$2,191,091

Gayle G. Stratmann	2011	$407,106	$0	$761,833	$0	$147,600	$116,545	$60,180	$1,493,264
Vice President and	2010	$372,923	$0	$706,182	$506,250	$416,250	$135,859	$35,192	$2,172,656
General Counsel	2009	$354,850	$0	$861,423	$0	$0	$197,981	$16,433	$1,430,687

(1)	All awards under our annual cash bonus program are based upon achievement of either individual or Company performance measures established at the beginning of a performance period.
Consequently, the value of all bonuses earned during the fiscal year would have been included in the Non-Equity Incentive Plan Compensation column of this table. See footnote (4) below.

(2)	The amounts listed for fiscal 2011 include performance-based compensation as well as compensation that vests over time (including the company match under the deferred compensation plan), assuming that the officer remains employed with the Company. The value of the performance-based compensation reflects the most probable outcome award value at the date of its grant in accordance with FASB ASC Topic 718. Amounts for fiscal 2009 have been recomputed under the same methodology in accordance with SEC rules. The Company records estimated expense for the performance-based grants based on target achievement for the three year period unless evidence exists that a different CAGR is likely to occur. The maximum award value, if paid, for the performance-based awards granted in 2011, would be: W. Klein—$3,932,688; D. Sescleifer—$975,289; J. McClanathan—$975,289; D. Hatfield—$975,289; and G. Stratmann—$708,368.

(3)	The amounts listed for 2010 reflect the most probable option value at the date of its grant in accordance with FASB ASC Topic 718. Assumptions utilized in the calculation of these amounts are set forth in “Note 9. Share-Based Payments” of the Notes to Consolidated Financial Statements of our 2011 Annual Report. No stock options were granted to the officers during fiscal 2009 and 2011.

(4)	The amounts reported in this column reflect bonuses earned by the named executive officers during the fiscal year under our annual cash bonus program, which is described in our Compensation Discussion and Analysis. These amounts are comprised of:

(i)	the annual individual performance component; and

(ii)	the annual Company performance component.

The specific amounts earned by each of the named executive officers under (i) and (ii) above are as follows:

•	Mr. Klein, (i) $450,000; (ii) $0

•	Mr. Sescleifer, (i) $183,600; (ii) $0

•	Mr. McClanathan, (i) $183,600; (ii) $0

•	Mr. Hatfield, (i) $244,800; (ii) $0
•	Ms. Stratmann, (i) $147,600; (ii) $0

These amounts do not reflect any deferral of payment of these amounts, at the officers’ elections, under the terms of our deferred compensation plan which is described in the narrative to the Non-Qualified Deferred Compensation table below. The annual bonus program does not provide for earnings on non-equity incentive plan compensation prior to its payment or deferral under the deferred compensation plan.

(5)	The amounts reported in this column consist of:

(i)	aggregate changes in the actuarial present value of accumulated benefits under our retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are our defined benefit pension plans described in the narrative to the Pension Benefits Table. For the final average earnings formula benefit under the retirement plan, this amount reflects the difference in the calculated present value of the benefit during fiscal 2011. (To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.)

•	Mr. Klein, $1,041,563

•	Mr. Sescleifer, $106,226

•	Mr. McClanathan, $317,207

•	Mr. Hatfield, $185,561

•	Ms. Stratmann, $116,545

(ii)	above-market interest (120% of the applicable long-term federal rate) credited to deferrals into the prime rate fund of our deferred compensation plan:

•	Mr. Klein, $0

•	Mr. Sescleifer, $0

•	Mr. McClanathan, $0

•	Mr. Hatfield, $0

•	Ms. Stratmann, $0

(6)	The amounts reported in this column with respect to fiscal 2011 consist of the following:

(i)	Company matching contributions or accruals in our savings investment plan and executive savings investment plan:

•	Mr. Klein, $85,813

•	Mr. Sescleifer, $15,213

•	Mr. McClanathan, $18,001

•	Mr. Hatfield, $42,592

•	Ms. Stratmann, $14,963

These amounts include benefits which were accrued by the named executive officers in our executive savings investment plan in lieu of the pension plus match account in our retirement plan (as described in the narrative to the “Pension Benefits Table”) due to certain limits imposed by the IRC on accruals in our retirement plan.

(ii)	the group life insurance plan—term life insurance premiums paid by us for the first $40,000 of coverage for each of the named executive officers: $62.

(iii)	the incremental cost to the Company of the following perquisites provided to the named executive officers:

Personal use of Company aircraft.    Mr. Klein is authorized to use Company-owned aircraft for up to 50 hours of personal travel per year and for travel to meetings of other boards on which he may serve, and to permit, in limited situations, the personal use of the aircraft by officers and employees. See “Information about the Nominees and Other Directors—Director Compensation” for a description of the calculation of the incremental cost of these flights.

In fiscal 2011, the incremental cost to the Company of Mr. Klein’s personal use of our aircraft, on a variable cost basis, was $176,478, reflecting the assessed charge per flight hour for such use, and the approximate amount of disallowed federal tax deductions associated with such use was $65,297.

Executive Financial Planning Program.    We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During fiscal 2011, the following reimbursement payments were made:

•	Mr. Klein, $6,000

•	Mr. Sescleifer, $4,800

•	Mr. McClanathan, $6,000

Executive Health Plan.    We pay the annual premium for certain executives, including each of the named executive officers, for an executive health insurance policy which generally covers all health care and dental expenses to the extent not covered by our medical and dental plans. The executives are required to pay for underlying coverage under our medical and dental plans at the same rate as all other employees. For fiscal 2011, we paid $9,732 in executive health premiums for each of the named executive officers. That amount was reduced by premium refunds received in fiscal 2011 for the 2010 plan year in the amount of $3,544 on average per participant.

Executive Excess Liability Plan.    We pay the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive. During fiscal 2011, we paid $1,115 in premiums for Mr. Klein, and $616 for each of the other named executive officers.

Retiree Plans.    The named executive officers also are or may become eligible to participate in the executive long-term disability plan and the executive retiree health plan upon their retirement from Energizer. These plans provide supplemental disability and health benefits, respectively, to eligible executive retirees. The long-term disability plan is entirely self-funded by us. We pay an annual premium for all retiree participants in our executive retiree health plan. Although there was no incremental out-of-pocket cost to us under these plans with respect to the named executive officers, we annually record an expense, in accordance with accounting guidelines, for changes in the anticipated cost of their participation in our executive retiree health plans.

•	Mr. Klein, $37,159

•	Mr. Sescleifer, $44,737

•	Mr. McClanathan, $36,631

•	Mr. Hatfield, $44,988

•	Ms. Stratmann, $38,346

Transportation and Living Expenses.    Mr. Hatfield serves as president and chief executive officer of our Energizer Personal Care division, the offices of which are located in Shelton, CT. Because his home and family are in St. Louis, MO, he regularly commutes to Connecticut, and his commuting expenses, as well as meals and lodging in Connecticut, are reimbursed by us. For fiscal 2011, the amount reimbursed to him was $9,486.

Taxable Gifts.    During fiscal 2011, gifts were given to groups of employees, including executive officers, at the holidays and in appreciation of special efforts. The taxable value of such gifts for fiscal 2011 is as follows:

•	Mr. Sescleifer, $5

•	Mr. McClanathan, $5

•	Ms. Stratmann, $5

The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of the Company, review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100 percent of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual.

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal 2011 under three separate plans or programs:

•

potential cash awards under our annual cash bonus program, dependent upon achievement of Company and individual performance measures established at the beginning of each fiscal year, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Annual Cash Bonus Program”;

•

three-year restricted stock equivalent awards under the terms of our 2009 incentive plan, which include a performance component and a time-vesting component, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards”; and

•	Company-matching deferrals (payable in cash at retirement) under our deferred compensation plan, as described in more detail in the narrative to the “Non-qualified Deferred Compensation Table” below.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Date of Comp. Comm. Action(6)	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock(#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(7)
W.M. Klein	Bonus: Annl.Co.Perf.	11/1/10(1)		$70,000	$700,000	$1,400,000
	Bonus: Annl.Ind.Perf.	11/1/10(2)		$225,000	$300,000	$600,000
	Perf.Awd.:3Yr.CAGR	11/1/10(3)					6,704	26,815	53,630				$1,966,344
	Perf.Awd.: TimeVest	11/1/10(4)								22,985			1,685,490
	Company Match	11/30/10(5)	10/12/09							0			$0
D.J. Sescleifer	Bonus: Annl.Co.Perf.	11/1/10(1)		$28,560	$285,600	$571,200
	Bonus: Annl.Ind.Perf.	11/1/10(2)		$91,800	$122,400	$244,800
	Perf.Awd.:3Yr.CAGR	11/1/10(3)					1,663	6,650	13,300				$487,645
	Perf.Awd.: TimeVest	11/1/10(4)								5,700			$417,981
	Company Match	11/30/10(5)	10/12/09							2,502			$175,750
J.W.McClanathan	Bonus: Annl.Co.Perf.	11/1/10(1)		$28,560	$285,600	$571,200
	Bonus: Annl.Ind.Perf.	11/1/10(2)		$91,800	$122,400	$244,800
	Perf.Awd.:3Yr.CAGR	11/1/10(3)					1,663	6,650	13,300				$487,645
	Perf.Awd.: TimeVest	11/1/10(4)								5,700			$417,981
	Company Match	11/30/10(5)	10/12/09							2,790			$196,000
D.P.Hatfield	Bonus: Annl.Co.Perf.	11/1/10(1)		$28,560	$285,600	$571,200
	Bonus: Annl.Ind.Perf.	11/1/10(2)		$91,800	$122,400	$244,800
	Perf.Awd.:3Yr.CAGR	11/1/10(3)					1,663	6,650	13,300				$487,645
	Perf.Awd.: TimeVest	11/1/10(4)								5,700			$417,981
	Company Match	11/30/10(5)	10/12/09							0			$0
G.G. Stratmann	Bonus: Annl.Co.Perf.	11/1/10(1)		$17,220	$172,200	$344,400
	Bonus: Annl.Ind.Perf.	11/1/10(2)		$55,350	$73,800	$147,600
	Perf.Awd.:3Yr.CAGR	11/1/10(3)					1,208	4,830	9,660				$354,184
	Perf.Awd.: TimeVest	11/1/10(4)								4,140			$303,586
	Company Match	11/30/10(5)	10/12/09							1,481			$104,063

(1)	These amounts represent the amounts which potentially could have been earned under the Company performance component of the fiscal 2011 annual cash bonus program. Based on final 2011 results, the actual amounts earned are as follows:

•	Mr. Klein, $0

•	Mr. Sescleifer, $0

•	Mr. McClanathan, $0

•	Mr. Hatfield, $0

•	Ms. Stratmann, $0

(2)	These amounts represent the amounts which potentially could have been earned under the individual performance component of the fiscal 2011 annual cash bonus program. Based on the final 2011 results, the actual amounts earned are as follows:

•	Mr. Klein, $450,000

•	Mr. Sescleifer, $183,600
•	Mr. McClanathan, $183,600

•	Mr. Hatfield, $244,800

•	Ms. Stratmann, $147,600

(3)

Vesting of these restricted stock equivalents (the performance-linked component), awarded under the three-year performance awards granted on November 1, 2010, is subject to achievement of targets for adjusted compound annual growth in EPS over the three-year period commencing October 1, 2010. The number of stock equivalents indicated in the Threshold sub-column will vest only if the compound annual growth in EPS, using a base for fiscal 2010 of $5.72, over that three-year period is at least 5%. If compound annual growth is in excess of that threshold, the number of units vesting will proportionately increase, with the maximum number vesting (as indicated in the Maximum sub-column) at a compound annual growth rate of 12% for that period. The number indicated in the Target sub-column reflects the equivalents that will vest at targeted 8% compound annual growth for the period.

(4)	These restricted stock equivalents (the time-vesting component), awarded on November 1, 2010, will vest three years from the date of grant, if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation Table.”

(5)	Executives are permitted to request deferral of all or a portion of the cash payments under our annual cash bonus program under the terms of our deferred compensation plan, which is described in detail in the narrative to the “Non-qualified Deferred Compensation Table.” The amounts in this table represent 25% Company matching deferrals credited during fiscal 2011.

(6)	The grant date is the same as the date of committee action, except in the case of the following: the Company matching deferrals described in (5) were approved by the committee at the beginning of the fiscal year, prior to irrevocable elections by the officers to defer all or a portion of any bonuses they might receive at the end of the year. The actual matching deferrals were not credited until after the end of the fiscal year, when the amount of such bonuses was actually determined.

(7)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the three-year performance awards, the value includes the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, applying the same valuation model and assumptions applied for financial reporting purposes, excluding any forfeiture assumptions. These amounts may not correspond to the actual value realized by the named executive officers. For three-year time-vesting awards and the company match under the deferred compensation plan, the value includes 100% of such awards, with no reduction for potential forfeiture.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the named executive officers, and remain unvested, or, in the case of non-qualified stock options, unexercised, as of September 30, 2011.

•

Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to its closing price on the date of grant. These options generally became exercisable at the rate of 20% to 25% per year over a four or five year period, and remain exercisable over the ten-year period following grant. Outstanding option awards are described under Option Awards, in the Table below. On October 12, 2009, non-qualified stock options were granted to the named executive officers and vest on the third anniversary of the date of grant if the executive is still employed.

•

Restricted stock equivalents that vest incrementally over four to nine years (as indicated below), and at vesting convert into non-restricted shares of our common stock which will then be issued to the officer. (However, if the officer elected to defer receipt of such shares, they will not convert at vesting and, instead, will not be issued until following the officer’s retirement or other termination of employment.) Vesting of restricted stock equivalents will accelerate, however, upon the death, disability, or involuntary termination (other than for cause) of the officer, and upon a change of control of the Company, which is defined in the same manner described for stock options above. In addition, for the restricted stock equivalents vesting on May 19, 2012, as noted below, vesting will also be accelerated upon the officer’s retirement on or after age 55. Currently Mr. W. Klein, Mr. McClanathan and Ms. Stratmann are retirement eligible. Unvested restricted stock equivalent awards are included under Stock Awards—Number of Shares or Units of Stock That Have Not Vested, in the Table below.

•	Restricted stock equivalents, the vesting of which is subject to the achievement of performance-linked and time-vesting conditions over a three

•

year period, as described in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards.” Except as noted below, the performance awards granted on October 13, 2008 and October 12, 2009 have similar terms, but the compound growth targets for those three year awards utilize a base of $5.87 and $4.76, respectively. The maximum equivalents or units which would vest under the performance-linked component of these performance awards are included below under Stock Awards—Equity Incentive Plan Awards, and the number of equivalents or units that would vest under the time-vesting component is included under Stock Awards—Number of Shares or Units of Stock That Have Not Vested, in the table below. Fewer equivalents or units will vest for compound growth that is less than 15% but at least 8%, for the 2008 grants, over the applicable three-year period, and if growth for the period is below those thresholds, no performance-linked equivalents or units will vest.

•

Voluntary deferrals of cash bonuses under our annual bonus program into the Energizer common stock unit fund of our deferred compensation plan receive a Company matching deferral of 25%, provided that the voluntary deferrals are retained in that fund for at least a year. The Company matching deferrals are also credited to the Energizer common stock unit fund, and must remain in that fund until vested, which will occur three years from the date of initial crediting, if the officer remains employed with us at that time. Company matching deferrals will also vest upon an officer’s retirement, involuntary termination, disability or death, and upon a change of control of the Company. The total number of units credited on November 30, 2011 as the 25% Company match to each officer under the deferred compensation plan was: D. Sescleifer—649 units; J. McClanathan—649 units; D. Hatfield—866 units; and G. Stratmann—522 units. Unvested Company matching deferrals as of September 30, 2011 are included under Stock Awards—Number of Shares or Units of Stock That Have Not Vested, in the table below.

Non-qualified stock options, restricted stock equivalents, and performance awards granted on October 13, 2008 were granted under the terms of our 2000 incentive stock plan, while the October 12, 2009 and November 1, 2010 restricted stock equivalent awards (both performance- and time-based) were granted under the terms of our 2009 incentive plan. Company matching contributions have been granted under the terms of our deferred compensation plan. (Awards under our deferred compensation plan are payable exclusively in cash at retirement or other termination of employment.)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. M. Klein	100,000	0	$42.90	1/25/14	84,935	(1)	$5,643,081	178,130	(6)	$11,834,957
	45,000	0	$49.18	1/13/15
	0	38,000	$65.63	10/11/19
D. J. Sescleifer	5,000	0	$46.13	10/18/14	31,556	(2)	$2,096,581	43,700	(7)	$2,903,428
	0	25,000	$65.63	10/11/19
J. W. McClanathan	50,000	0	$42.90	1/25/14	31,853	(3)	$2,116,313	43,000	(8)	$2,856,920
	20,000	0	$46.13	10/18/14
	0	17,500	$65.63	10/11/19
D. P. Hatfield	16,667	0	$30.10	9/22/12	25,874	(4)	$1,719,069	43,700	(9)	$2,903,428
	15,000	0	$46.13	10/18/14
	0	30,000	$65.63	10/11/19
G. G. Stratmann	2,500	0	$46.13	10/18/14	23,880	(5)	$1,586,587	32,110	(10)	$2,133,388
	0	18,750	$65.63	10/11/19

(1)	Of this total for Mr. Klein,

•	6,666 restricted stock equivalents will vest on 5/19/12;

•	6,185 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2008 vested on 11/30/11;

•	1,599 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•	21,500 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) vested in total on 10/13/11;

•	26,000 restricted stock equivalents granted 10/12/09 vest on 10/12/12; and

•	22,985 restricted stock equivalents granted 11/1/10 vest on 11/1/13.

(2)	Of this total for Mr. Sescleifer,

•	6,666 restricted stock equivalents will vest on 5/19/12;
•	4,406 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as
Company matching deferrals in 2008 vested on 11/30/11;

•	682 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•	2,502 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2010 will vest on 11/30/13;

•	5,000 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) vested in full on 10/13/11;

•	6,600 restricted stock equivalents granted 10/12/09 vest on 10/12/12; and

•	5,700 restricted stock equivalents granted 11/1/10 vest on 11/1/13.

(3)	Of this total for Mr. McClanathan,

•	6,666 restricted stock equivalents will vest on 5/19/12;

•	4,660 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2008 vested on 11/30/11;

•	737 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•	2,790 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2010 will vest on 11/30/13;

•	5,000 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) vest in full on 10/13/11;

•	6,300 restricted stock equivalents granted 10/12/09 will vest on 10/12/12; and

•	5,700 restricted stock equivalents granted 11/1/10 will vest on 11/1/13.

(4)	Of this total for Mr. Hatfield,

•	3,333 restricted stock equivalents will vest on 5/19/12;

•	4,414 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2008 vested on 11/30/11;

•	827 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•	5,000 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) vested in full on 10/13/11;

•	6,600 restricted stock equivalents granted 10/12/09 will vest on 10/12/12; and

•	5,700 restricted stock equivalents granted 11/1/10 will vest on 11/1/13.

(5)	Of this total for Ms. Stratmann,

•	6,666 restricted stock equivalents will vest on 5/19/12;

•	2,636 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2008 vested on 11/30/11;
•	407 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•	1,481 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2010 will vest on 11/30/13;

•	3,750 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) vested in full on 10/13/11;

•	4,800 restricted stock equivalents granted 10/12/09 will vest on 10/12/12; and

•	4,140 restricted stock equivalents granted 11/1/10 will vest on 11/1/13.

(6)	Of this total for Mr. Klein,

•

64,500 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/13/08—of this amount, no restricted stock equivalents vested on 11/03/11, based on annual compound growth in EPS over the preceding 3-year period;

•	60,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09; and

•	53,630 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/1/10.

(7)	Of this total for Mr. Sescleifer,

•

15,000 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/13/08—of this amount, no restricted stock equivalents vested on 11/03/11, based on annual compound growth in EPS over the preceding 3-year period;

•	15,400 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09 and;

•	13,300 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/1/10.

(8)	Of this total for Mr. McClanathan,

•

15,000 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/13/08—of this amount, no restricted stock equivalents vested on 11/03/11, based on annual compound growth in EPS over the preceding 3-year period;

•	14,700 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09; and

•	13,300 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/1/10.

(9)	Of this total for Mr. Hatfield,

•

15,000 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/13/08—of this amount, no restricted stock equivalents vested on 11/03/11, based on annual compound growth in EPS over the preceding 3-year period;

•	15,400 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09; and

•	13,300 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/1/10.

(10)	Of this total for Ms. Stratmann,

•

11,250 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/13/08—of this amount, no restricted stock equivalents vested on 11/03/11, based on annual compound growth in EPS over the preceding 3-year period;

•	11,200 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09; and

•	9,660 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/1/10.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)(3)	Value Realized on Vesting ($)
W. M. Klein	0	$0	14,000	$1,015,140
D. J. Sescleifer	0	$0	3,500	$253,785
J. W. McClanathan	0	$0	3,500	$253,785
D. P. Hatfield	0	$0	3,500	$253,785
G.G. Stratmann	0	$0	2,500	$181,275

(1)	On 10/10/10, 25% of restricted stock equivalents granted to each of the officers under the terms of our three-year performance awards dated 10/10/07, vested in accordance with the terms of the awards (the time-vesting component).

On 11/2/10, the remaining 75% of the equivalents granted under those awards (the performance component) were forfeited in accordance with the terms of the award agreements since EPS for the period 9/30/07 through 9/30/10 did not meet the threshold for vesting.

(2)	Receipt of the following numbers of shares was deferred, at the election of each officer, until retirement or other termination of employment:

•	Mr. Klein, 14,000

•	Mr. Sescleifer, 3,500

•	Mr. McClanathan, 3,500

•	Mr. Hatfield, 3,500

•	Ms. Stratmann, 2,500

PENSION BENEFITS

Our retirement plan covers essentially all U.S. employees of Energizer after one year of service. As a qualified plan, the retirement plan is subject to maximum pay and benefit limits. We also offer a non-qualified, unfunded pension restoration plan (the executive supplemental retirement plan) to our executive officers which, following retirement, pays those amounts which would otherwise be paid under the retirement plans but for the IRC maximum pay and benefit limits.

Effective as of the end of calendar year 2009, the future retirement benefits of the active participants in our qualified defined benefit pension plan, including the named executive officers, are determined in accordance with a retirement accumulation formula. The participants will receive monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts will be credited with monthly interest equal to the 30-year Treasury rate that is reset annually. As a transition for older/longer-tenured employees, who may have less time to adjust their retirement planning, including the named executive officers with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009 receive an additional monthly credit equal to 2% of eligible benefit earnings for each month, and employees with age and years of service totaling 75 or more as of December 31, 2009 receive an additional credit equal to 4% of their eligible benefit earnings for each month. These transition credits are available to eligible plan participants through 2014 (or, if earlier, their termination of employment with the Company).

The defined benefit plan has used the following other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009:

•	Final Average Pay (FAP). The traditional final average pay benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset. Before it was frozen, the FAP formula was applicable to Mr. Klein.
•

Pension Equity (PEP) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three year vesting period. PEP was applied for all of our named executive officers except for Mr. Klein.

•

PensionPlus Match Account (PPMA). The PPMA generally provided a 325% match under our retirement plan to those participants who made an after-tax contribution of 1% of their annual earnings to our savings investment plan. To the extent an officer’s PPMA benefit was unavailable due to the IRC limits, the benefit was restored under our excess 401(k) plan and not the pension restoration plan for executives. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was eliminated for all employees effective January 1, 2010.

We do not have specific policies with regard to granting extra years of credited service, but we generally have not granted such extra credited service. However, the change of control employment agreements, described under “Potential Payments Upon Termination or Change of Control” below, do provide, for purposes of determining the amounts to be paid under the retirement plan and the pension restoration plan, that the officers’ respective years of service with us, and their respective ages, will be deemed increased by three additional years if they are involuntarily terminated at any time prior to the expiration of the protected period of three years under the agreements.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W.M. Klein	Energizer Retirement Plan	32	$1,198,603	$0
	Supplemental Executive Retirement Plan	31	$9,185,674	$0
D.J. Sescleifer	Energizer Retirement Plan	11	$354,861	$0
	Supplemental Executive Retirement Plan	10	$571,068	$0
J.W. McClanathan	Energizer Retirement Plan	37	$967,571	$0
	Supplemental Executive Retirement Plan	36	$4,169,515	$0
D.P. Hatfield	Energizer Retirement Plan	26	$678,603	$0
	Supplemental Executive Retirement Plan	25	$1,559,124	$0
G.G. Stratmann	Energizer Retirement Plan	21	$511,588	$0
	Supplemental Executive Retirement Plan	20	$871,691	$0

(1)	The number of years of credited service reflect years of actual service. For Messrs. Klein and Hatfield, and Ms. Stratmann, 11 of the years shown were with us and the remainder were with Ralston Purina Company, our former parent.

For Mr. McClanathan, 11 of the years shown were with us, 14 years were with Ralston Purina Company, and the balance were with Union Carbide Company, the former owner of our battery and lighting products business.

(2)	Based on the age benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 10. Pension Plans and
Other Postretirement Benefits” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2011.

In February of 2009, in order to reduce cash outlays and bolster the Company’s compliance with its debt covenants, the committee, on a one-time basis, suspended accrual of benefits for officers in the pension restoration plan for the calendar year, and in lieu of those and other benefits, each officer was granted a 2009 performance award.

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan, executives can elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter, 3-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited, at the election of the executive, into:

•	the Energizer common stock unit fund, a stock equivalent fund, with returns (based on stock price appreciation/decline) during fiscal 2011 of -1.18%,
•

a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. (For fiscal 2011, the rate credited under this fund was 3.25%),

•	Vanguard measurement funds which track the performance of investment funds offered in our savings investment plan, a 401(k) plan, with returns during fiscal 2011 ranging from -12.69% to 20.18%.

Interest equivalents are credited on a daily basis to the prime rate fund, and dividends and other earnings are credited to the Vanguard tracking funds at the time, and to the extent, that they are paid with respect to the actual Vanguard funds. Because no dividends have been paid on our common stock, no dividend equivalents have been credited to the Energizer common stock unit fund. However, units in that fund, and in the Vanguard tracking funds, can appreciate in value as our common stock, or the underlying Vanguard funds, appreciate in value.

Deferrals of cash bonuses into the Energizer common stock unit fund during each calendar year are increased by a 25% match from the Company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Vesting will also accelerate in their entirety upon an executive’s retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of the Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred).

Deferrals, vested Company matches, and certain restricted stock equivalents (both performance- and time-based) may be transferred to different investment options at the executive’s discretion. Account balances for executives who were employed at our former parent, Ralston Purina Company, prior to our spin-off in 2000, also generally include amounts credited during that prior employment. (Ralston assigned liability for such amounts to us in the spin-off.) Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by us on the executive’s behalf, to our qualified defined contribution plan (the savings investment plan but for limitations imposed by the IRC, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions, and Company contributions, in the form of stock equivalents under the Energizer common stock unit fund, which tracks the value of our common stock, or in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our qualified savings investment plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment.

Deferred Equity Awards

The named executive officers were given the opportunity to elect, in advance, to defer receipt of vested restricted stock equivalent awards which they could be granted in the future. These awards, which have been granted under the terms of our 2000 and 2009 incentive stock plans, provide that upon vesting, the equivalents granted will convert into non-restricted shares of our common stock which are then issued to the officer. If deferral was elected, the equivalents will not convert into shares of our common stock until six months after the officer’s termination of employment with us. In the event that the Company would pay any dividends on its shares of common stock, these officers will also be credited with dividend equivalents with respect to their vested stock equivalents. No other earnings are credited or paid with respect to these deferrals.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
W. M. Klein	Def’d Comp. Plan	$0	$0	$(182,347)	$19,354	$14,014,854
	Exec. S.I.P.	$151,000	$78,463	$(69,436)	$0	$1,863,183
	Vested Stock Equivs.(4)	$1,015,140	$0	$(136,989)	$0	$5,304,171
	Total	$1,166,140	$78,463	$(388,772)	$19,354	$21,182,208
D.J. Sescleifer	Def’d Comp. Plan	$703,000	$175,750	$69,386	$16,334	$5,068,214
	Exec. S.I.P.	$25,401	$12,700	$(60,879)	$0	$1,192,520
	Vested Stock Equivs.(4)	$253,785	$0	$(35,729)	$0	$1,450,651
	Total	$982,186	$188,450	$(27,222)	$16,334	$7,711,385
J. W. McClanathan	Def’d Comp. Plan	$784,000	$196,000	$(334,702)	$21,302	$9,781,298
	Exec. S.I.P.	$26,586	$10,651	$(30,041)	$0	$1,305,091
	Vested Stock Equivs.(4)	$253,785	$0	$(55,479)	$0	$3,111,651
	Total	$1,064,371	$206,651	$(420,222)	$21,302	$14,198,040
D. P. Hatfield	Def’d Comp. Plan	$0	$0	$(281,329)	$1,594	$5,119,561
	Exec. S.I.P.	$61,042	$35,242	$(18,459)	$0	$353,904
	Vested Stock Equivs.(4)	$253,785	$0	$(30,201)	$0	$985,771
	Total	$314,827	$35,242	$(329,989)	$1,594	$6,459,236
G. G. Stratmann	Def’d Comp. Plan	$416,250	$104,063	$121,931	$10,219	$3,620,548
	Exec. S.I.P.	$83,368	$12,266	$(6,587)	$0	$765,432
	Vested Stock Equivs.(4)	$181,275	$0	$(31,771)	$0	$1,561,872
	Total	$680,893	$116,329	$83,573	$10,219	$5,947,852

(1)	The officer contributions to our deferred compensation plan during fiscal 2011 consist of deferred cash bonuses earned with respect to fiscal year 2010.

The officer contributions to our executive savings investment plan during fiscal 2011 consist of deferrals of salary earned with respect to fiscal 2011.

The officer contributions of vested stock equivalents during fiscal 2011 consist of vested but deferred restricted stock equivalents granted in previous years. The values shown are as of the date of vesting.

(2)	Our contributions to our deferred compensation plan shown in this column consist of the 25% Company match on deferrals of fiscal year 2010 cash bonuses which would have been credited into the Energizer common stock unit fund of the plan. The annual expense associated with unvested Company matching contributions is included in the Stock Awards column of the Summary Compensation Table.

Our contributions to our executive savings investment plan consist of Company contributions prior to January 1, 2009 which would have otherwise been contributed to the savings investment plan and the PPMA but for limitations imposed by the IRS. These amounts, in their entirety, are included in the All Other Compensation column of the “Summary Compensation Table.”

(3)	Aggregate earnings/(losses) shown in this column consist of:

•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our savings investment plan, a qualified 401(k) plan,

•	in the case of the prime rate option of our deferred compensation plan, interest at the prime rate, quoted by the Wall Street Journal,

•

the appreciation or depreciation in value of each of the investment options in the plans between September 30, 2010 and September 30, 2011 (as no dividends were paid on our common stock, there have been no earnings credited for amounts deferred into the Energizer common stock unit fund of either of the plans), and

•

the appreciation or depreciation in value of vested restricted stock equivalents (see footnote 4 below) between September 30, 2010 and September 30, 2011, or from the date of vesting and September 30, 2011, for awards vesting and deferred during the fiscal year. (No actual earnings or dividends have been credited with respect to these awards.) The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” of the Summary Compensation Table.

(4)	The officers have from time to time elected to defer conversion of vesting restricted stock equivalents until their termination of employment from the Company. The total equivalents deferred for each officer is as follows:

•	Mr. Klein - 79,834 equivalents;

•	Mr. Sescleifer - 21,834 equivalents;

•	Mr. McClanathan - 46,834 equivalents;

•	Mr. Hatfield - 14,837 equivalents; and

•	Ms. Stratmann - 23,508 equivalents.

The values shown are as of September 30, 2011.

(5)	Of the aggregate balances shown in this column, with respect to the deferred compensation plan the following amounts were previously reported as compensation in the Summary Compensation Tables of our proxy statements for previous annual meetings:

•	Mr. Klein - $13,923,523

•	Mr. Sescleifer - $4,418,553

•	Mr. McClanathan - $6,804,471;

•	Mr. Hatfield - $2,459,889; and
•	Ms. Stratmann - $1,552,755

The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the Summary Compensation Table, and for Messrs. Klein, McClanathan and Hatfield, and Ms. Stratmann, include amounts deferred under the terms of the Ralston Purina Company deferred compensation plan, the liabilities of which were assumed by us at the time of our spin-off. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column, with respect to our executive savings investment plan the following amounts were previously reported as compensation in the Summary Compensation Table of our proxy statements for prior years:

•	Mr. Klein - $1,283,510;

•	Mr. Sescleifer - $919,719;

•	Mr. McClanathan - $701,481;

•	Mr. Hatfield - $156,964; and

•	Ms. Stratmann - $299,331.

The balances in that plan for each of the officers also include amounts contributed by them, Company matching contributions, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the Summary Compensation Table. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column with respect to the vested stock equivalents set forth in footnote (4) above, the following number of equivalents were previously reported as compensation in the Summary Compensation Table of our proxy statements for the years when the awards were granted:

•	Mr. Klein - 65,834 equivalents;

•	Mr. Sescleifer - 18,334 equivalents; and

•	Mr. McClanathan - 43,334 equivalents.

The balances for each of the officers also include vested but deferred equivalents granted in years in which they were not named executive officers and their compensation was not included in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers, nor do we have executive severance plans or programs. However, equity awards under our 2000 and 2009 incentive stock plans and our deferred compensation plan provide for acceleration of vesting of certain awards in the event of certain terminations of employment. In addition, we have entered into change of control employment agreements with our named executive officers and certain of our other key employees which provide for severance compensation, acceleration of vesting, tax reimbursement and continuation of benefits upon certain qualified termination of employment following a change of control.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change in control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

The information is based on the following assumptions:

•

the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2011, the last day of our fiscal year;

•	the market value of our common stock on that date was $66.44 (the actual closing price on September 30, 2011);

•	each of the officers were terminated on that date, and

•	corporate and individual federal tax rates were 35%, Missouri state tax rate was 6%, Connecticut state tax rate (for Mr. Hatfield) was 6.7%, and FICA was 1.45%.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees-such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, or vested stock equivalents that would be issued, all as described in the “Non-qualified Deferred Compensation Table,” except to the extent that an officer is entitled to an accelerated benefit as a result of the termination.

Death, Disability or Termination of Employment (Other Than Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, the following plans or programs provide for acceleration of awards. No awards are accelerated for voluntary termination of employment before attainment of age 55, or for involuntary termination for cause, except as noted.

	Involuntary Termination	Death	Disability	Retirement After Age 55
Restricted stock equivalent award granted 5/19/03	Accelerated	Accelerated	Accelerated	Accelerated
Three-year performance awards granted 10/13/08, 10/12/09 and 11/1/10.	Forfeited	Accelerated	Accelerated	Forfeited
Unvested 25% Company match	Accelerated	Accelerated	Accelerated	Accelerated

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten year period, commencing six months from the date of termination.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 60% of the amount by which the officer’s previous year’s salary and bonus exceeded $150,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.) As noted in the Summary Compensation Table, the Company pays the premiums for $40,000 of term life insurance for all U.S. employees, including the named executive officers.

Upon retirement or death, the officer, or his or her surviving spouse, may also be entitled to continued coverage under our executive health plan, which generally covers medical/dental/vision expenses and deductibles and co-pays not otherwise covered by our underlying medical insurance plan. However, in order to qualify for continued coverage under the executive health plan, the covered person must pay for retiree coverage under our underlying medical and dental insurance plans. Because the cost of such retiree coverage under our medical insurance plan is generally significantly higher than other available medical plans, and none of our current officers are entitled to any subsidy from us for that coverage (as some grandfathered retirees are), it is not ascertainable whether any of the officers will elect to obtain retiree coverage from our plan and qualify for additional coverage under our executive health plan.

The value of awards which would be accelerated for our named executive officers upon death, disability, involuntary termination of employment or retirement as of September 30, 2011 is shown in the following chart. The value of accelerated restricted stock equivalents (both performance- and time-based) and 25% Company match for deferred annual bonus amounts reflects a stock price of $66.44. Stock market changes since September 30, 2011 are not reflected in these valuations.

	Accelerated Awards
Officer Termination Events	Stock Options	Restricted Stock Equivalents, Including Three-Year Performance Awards	Unvested 25% Company Match	Total
W. M. Klein: 1	$0	$16,960,914	$504,448	$17,465,362
W. M. Klein: 2	$0	$442,933	$504,448	$947,381
W.M. Klein: 3	$0	$442,933	$504,448	$947,381
D. J. Sescleifer: 1	$0	$4,495,773	$504,253	$5,000,026
D. J. Sescleifer: 2	$0	$442,933	$504,253	$947,186
J. W. McClanathan: 1	$0	$4,429,333	$531,776	$4,961,109
J. W. McClanathan: 2	$0	$442,933	$531,776	$974,709
J. W. McClanathan: 3	$0	$442,933	$531,776	$974,709
D. P. Hatfield: 1	$0	$4,274,307	$348,157	$4,622,464
D. P. Hatfield: 2	$0	$221,467	$348,157	$569,624
G. G. Stratmann: 1	$0	$3,419,445	$300,568	$3,720,013
G. G. Stratmann: 2	$0	$442,933	$300,568	$743,501
G.G. Stratmann: 3	$0	$442,933	$300,568	$743,501

Termination Events:

1—Death or permanent disability;

2—Involuntary termination of employment other than for cause;

3—Retirement following attainment of age 55 (Mr. Klein, Mr. McClanathan, and Ms. Stratmann had attained age 55 as of September 30, 2011).

Change of Control of the Company

Our change of control employment agreements with each of the named executive officers have a term of three years from their effective date (which term is automatically extended every year beginning the first year for an additional year unless our nominating and executive compensation committee elects to terminate an agreement at least 90 days prior to renewal). Each of these agreements provides that the officer will receive severance compensation in the event of his or her involuntary termination (including voluntary termination for “good reason”), other than for cause, within three years following a change in control of the Company.

“Termination for cause” means a termination for willful breach of, or failure to perform, employment duties.

“Good reason” means, among other things, certain changes in the officer’s status or duties, failure to pay certain compensation or awards or benefits, relocation of his or her office, or improper termination.

“Change of control” includes, among other things, acquisition of specified amounts of shares by any person, certain changes in the composition of our incumbent board of directors, approval of business combinations under certain circumstances, or other matters approved by our board.

Under the agreements, upon a change of control, each officer, even if not terminated, will receive a pro rata annual bonus (equal to the greater of either target bonus for the year in which the change of control occurred, or the actual bonus for the preceding year) for the portion of the year occurring prior to a change of control.

The agreements also provide that upon a change of control, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control”. (Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock.) The terms of our outstanding equity awards vary as to the portion of the unvested award that will accelerate and vest upon a change of control, as indicated below:

Restricted stock equivalent award granted 5/19/03	All unvested equivalents vest
Three-year equity awards which include performance awards granted 10/13/08	25% of the equivalents vest in total. With respect to the remaining equivalents, if the change of control occurs within 18 months from grant, vesting will be at target, and if it occurs more than 18 months from grant, vesting will be at the greater of target or actual performance.
Three-year performance awards granted 10/12/09 and 11/1/10	50% of the equivalents vest in total. With respect to the remaining equivalents, if the change of control occurs within 18 months from grant, vesting will be at target, and if it occurs more than 18 months from grant, vesting will be at the greater of target or actual performance.
Three-year time based awards granted 10/12/09 and 11/1/10	100% vest upon change of control

If the officer is terminated within 36 months of the change of control, the severance compensation payable under the agreements consists of:

•

a lump sum payment in an amount equal to three times the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control);

•	a pro rata portion of the officer’s target annual bonus for the year of termination;
•

the difference between the officer’s actual benefits under our retirement plans at the time of termination and what the officer would have received if he or she had remained employed for an additional period of three years; and

•	the continuation of other executive health, dental and welfare benefits for a period of three years following the officer’s termination.

No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. For a period of three years following termination of employment, the officers are each bound by a covenant not to compete, a non-solicitation covenant, and a covenant of confidentiality.

In the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will, if total benefits payable to the officer are within 10% of the threshold for benefits at which the excise tax is triggered, reduce benefits to the point at which the tax will no longer be due, or, if total benefits are in excess of 10% of the threshold, reimburse the officer for the amount of such tax, including any excise or income taxes associated with such reimbursement.

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a three-year period following termination, or if such continuation of benefits would not be possible under our benefit programs, the value of such benefits would also be paid in lump sum no sooner than six months following termination.

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents, performance awards and 25% Company match reflects a stock price of $66.44 (the closing price of our common stock on September 30, 2011). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2011 are not reflected in these valuations.

	Accelerated or Additional Benefits—Termination following Change of Control
	Cash Severance	Retirement Benefits	25% Company Match	Restricted Stock Equivs., Three-Year Performance Awards	Benefits	Excise Tax Gross-Up/ Reduction	Total
W. M. Klein	$7,089,189	$2,822,025	$504,448	$10,329,189	$101,786	$6,101,094	$26,947,731
D. J. Sescleifer	$3,159,851	$291,135	$504,253	$2,877,959	$101,786	$0	$6,934,984
J. W. McClanathan	$3,153,070	$903,065	$531,776	$2,834,773	$101,786	$1,971,324	$9,495,794
D. P. Hatfield	$3,186,233	$501,359	$348,157	$2,656,493	$101,786	$2,281,700	$9,075,728
G. G. Stratmann	$2,166,544	$334,125	$300,568	$2,228,176	$101,786	$1,322,432	$6,453,631

For purposes of the calculation of the excise tax gross-up in these charts, the ascribed value of accelerated vesting is based on three assumptions:

•	Lapse-of-further-service portion is equal to the gain at the change of control date multiplied by 1% for each full month vesting is accelerated;

•

Early receipt portion is equal to the difference between the gain at normal vesting and the present value of the gain at the time vesting is accelerated (present value based on 120% of the IRS Applicable Federal Rates, compounded semi-annually: 0.31% for short-term and 1.94% for mid-term, using September, 2011 rates; and

•

Performance restricted stock equivalents, under which vesting is contingent upon achievement of certain performance goals and continued employment, have been valued assuming a 100% parachute value for the portions of awards that will vest.

	Accelerated Awards Upon a Change of Control (No Termination of Employment)
	Restricted Stock Equivalents, Three-Year Performance Awards	Excise Tax Gross-Up	Total
W. M. Klein	$10,329,189	$0	$10,329,189
D. J. Sescleifer	$2,877,959	$0	$2,877,959
J. W. McClanathan	$2,834,773	$0	$2,834,773
D. P. Hatfield	$2,656,493	$0	$2,656,493
G. G. Stratmann	$2,228,176	$0	$2,228,176

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. While this vote is a non-binding advisory vote, our board and compensation committee are interested in the opinions expressed by our shareholders and will consider the outcome of the vote on this proposal when making future compensation decisions for our named executive officers. We encourage shareholders to review the Compensation Discussion and Analysis for details regarding our executive compensation programs.

We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests. The Company’s compensation programs are designed to enable and reinforce its overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to the Company’s success.

The Company is asking its shareholders to support the compensation of the named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices. The Board believes the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of Energizer approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

The Board of Directors recommends a vote FOR the approval of our executive compensation.

ITEM 4. ADVISORY VOTE DETERMINING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation and as required by Section 14A of the Exchange Act, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders will have an opportunity to provide an advisory vote on our executive compensation. Shareholders may indicate whether they would prefer future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

The board of directors has determined that an annual advisory vote on executive compensation is the best approach for Energizer at this time, because it allows Energizer’s shareholders to provide input on Energizer’s executive compensation programs for its named executive officers on a regular basis. The annual advisory vote on executive compensation is also consistent with Energizer’s policy of seeking input from, and engaging in discussions with, its shareholders on executive compensation and corporate governance matters.

We therefore request that our shareholders select “One Year” when voting on the frequency of advisory votes on executive compensation. Although the vote is advisory and non-binding on us, our board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation. We recognize that our shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. Nevertheless, our board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of our board.

The Board of Directors recommends that shareholders select ONE YEAR on the proposal recommending the frequency of advisory votes on executive compensation.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The table below lists the persons known by the Company to beneficially own at least 5% of the Company’s common stock as of November 1, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Shares Outstanding
Lazard Asset Management, LLC
30 Rockefeller Plaza, 59th Floor
New York, NY 10112	3,775,714	(A)	5.64%

(A)	Based upon information set forth in a Schedule 13F filed by Lazard Asset Management, LLC on November 9, 2011 for the quarter ended September 30, 2011.

Ownership of Directors and Executive Officers. The table below contains information regarding beneficial common stock ownership of directors and executive officers as of November 1, 2011. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors And Executive Officers	Shares Beneficially Owned	Shares held in Savings Investment Plan (A)	Options Exercisable Within 60 Days	% of Shares Outstanding (B) (*denotes less than 1%)
Bill G. Armstrong	1,000	0	10,000	*
R. David Hoover	25,000(D)	0	0	*
John C. Hunter	0	0	10,000	*
John E. Klein	14,399(D)	0	0	*
W. Patrick McGinnis	12,143	0	10,000	*
J. Patrick Mulcahy	669,431(C)	0	0	*
Pamela M. Nicholson	23,173(D)	0	6,700	*
John R. Roberts	20,000(D)	0	2,000	*
Ward M. Klein	158,282(D)	5,226	145,000	*
David P. Hatfield	19,837(D)	109	31,667	*
Joseph W. McClanathan	60,987(D)	0	70,000	*
Daniel J. Sescleifer	32,551(D)	0	5,000	*
Gayle G. Stratmann	37,210(D)	3,549	2,500	*
All Executive Officers and Directors as a Group (14 persons)	1,086,013(D)	8,884	292,867	2.05%

(A)	Column indicates the approximation of the number of shares of common stock as to which participants in our savings investment plan have voting and transfer rights as of November 1, 2011. Shares of common stock which are held in the plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.

(B)	The number of shares outstanding for purposes of this calculation was the number outstanding as of November 1, 2011 plus the number of shares which could be acquired upon the exercise of vested options, or options that could vest within
60 days, by all officers and directors, and the conversion of vested stock equivalents as well as equivalents that did or could vest within 60 days.

(C)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of common stock owned by his wife and 111 shares owned by his step-daughter.

(D)

Includes vested common stock equivalents which will convert to shares of common stock upon the individual’s retirement, resignation from the board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Hoover, 10,000; Mr. Roberts, 10,000; Mr. J. Klein, 10,000; Ms. Nicholson, 10,000; Mr. Ward Klein, 108,000; Mr. McClanathan, 53,500; Mr. Sescleifer, 26,834; Mr. Hatfield, 19,837; Ms. Stratmann, 33,924; and all other executive officers, 3,000. In addition, under the terms of restricted stock equivalent awards granted in May, 2003, unvested equivalents will, by their terms, vest and convert to shares of common stock in the event the officer retires after attaining age 55. Accordingly, this number also includes 6,666 equivalents granted to Mr. W. Klein, Mr. McClanathan and Ms. Stratmann which would vest and convert to shares of common stock if they were to retire. This amount also includes the time-based equivalents granted under the 2008 performance awards which vested October 13, 2011. The number of equivalents that vested October 13, 2011 for each officer is as follows: Mr. Klein, 21,500; Mr. Sescleifer, 5,000; Mr. Hatfield, 5,000; Ms. Stratmann, 3,750; and all other executive officers, 3,000.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our board of directors has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the audit committee of the board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•

Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•	Transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•

Charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts;

•

Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•

Transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our board of directors.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal 2011, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

OTHER BUSINESS

The board knows of no business which will be presented at the 2012 Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Management is responsible for the Company’s internal control over financial reporting and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2011, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management and PricewaterhouseCoopers LLP (“PwC”). The Audit Committee has also discussed with PwC, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified or supplemented, as adopted by the PCAOB in Rule 3200T.

In fulfilling its oversight responsibilities for reviewing the services performed by Energizer’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner.

The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of PwC with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PwC were compatible with its independence. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examination, the evaluations of Energizer’s internal control over financial reporting and the overall quality of Energizer’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2011 be included in the Company’s Annual Report on Form 10-K for that year and has selected PwC as Energizer’s independent registered public accountants for fiscal year 2012, subject to shareholder ratification.

John R. Roberts—Chairman	Bill G. Armstrong
Pamela M. Nicholson	John E. Klein

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single set of annual reports and proxy statements to any household at which two or more shareholders reside, if the shareholders consent. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding”, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we have delivered only one copy of this proxy statement and related annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2176).

Electronic Delivery. For next year’s Annual Meeting of Shareholders, you can help us save significant printing and mailing expenses by consenting to access the proxy statement and annual report electronically over the Internet. If you choose to vote over the Internet, you can indicate your consent to electronic access to these documents by following the instructions at the Internet voting website noted on the enclosed proxy card. If you do not choose to vote over the Internet, or if you are not given the opportunity to consent to electronic access over the Internet, but would still like to consent, you may contact the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2176). If you choose to receive the proxy statement and annual report electronically, then prior to next year’s annual meeting you will receive e-mail notification when the proxy statement and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to the address noted above. However, if the e-mail notification is returned as “undeliverable”, a hard copy of the proxy materials and annual report will be mailed to your last known address.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any proposals to be presented at the 2013 Annual Meeting of Shareholders, which is expected to be held on January 28, 2013, must be received by the Company, directed to the attention of the Secretary, no later than August 11, 2012 in order to be included in the Company’s proxy statement and form of proxy for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our bylaws.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2013 Annual Meeting, the notice would have to be received between October 2, 2012 and November 1, 2012. However, in the event that (i) no annual meeting is held in 2012 or (ii) the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2012 Annual Meeting, notice must be received not earlier than the 120th day prior to the date of the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of 2013 Annual Meeting or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election:

•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous 5 years;
•	the nominee’s consent to being named as a nominee and to serving on the board;
•

the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than 10 days after the record date of the annual meeting to disclose such ownership as of the record date), which includes:

¡

shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;

¡	any short interest with respect to common stock;
¡	any derivative instruments held by a partnership in which the nominee has a partnership interest; and
¡	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company prior to the time described in the preceding paragraph. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of our bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,

Mark S. LaVigne Secretary

December 9, 2011

  7718 Energizer CST_02    12/6/11 4:36 PM Page 1

VOTE BY INTERNET OR TELEPHONE QUICK *** EASY *** IMMEDIATE

Energizer Holdings, Inc.

Voting by telephone or Internet is quick, easy and immediate. As a stockholder of Energizer Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on January 29, 2012.

Vote Your Proxy on the Internet:

Go to www.energizerholdings.com

Have your proxy card available when you access the above website. Select “ENR Shareholder Proxy Voting.” Follow the prompts to vote your shares.

Vote Your Proxy by Phone:

Call 1 (866) 894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY

ENERGIZER HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”:
1. Election of Directors		FOR	AGAINST	ABSTAIN

Nominees:	(01) Bill G. Armstrong	☐	☐	☐

	(02) J. Patrick Mulcahy	☐	☐	☐

	(03) Pamela M. Nicholson	☐	☐	☐

2. Ratification of appointment of PricewaterhouseCoopers LLP as independent auditor

☐ FOR ☐ AGAINST ☐ ABSTAIN

COMMON STOCK	Please mark your votes like this ☒
3.	Non-binding advisory vote on executive compensation

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	Non-binding advisory vote on the frequency of advisory votes on executive compensation

☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

Please be sure to sign and date this Proxy Card.
IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE

Mark box at right if you plan to attend the Annual Meeting on January 30, 2012. ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                                              Signature                                                                            Date

Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one proxy card, please sign all cards and return in the accompanying postage-paid envelopes.

  7718 Energizer CST_02    12/6/11 4:36 PM Page 2

2012 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.

2012 ANNUAL MEETING OF SHAREHOLDERS

January 30, 2012

3:00 p.m. local time

Energizer World Headquarters

533 Maryville University Drive

St. Louis, Missouri 63141

Please present this ticket for admittance to the Annual Meeting.

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

ENERGIZER HOLDINGS, INC.

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on January 30, 2012

P R O X Y	This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted “FOR” all nominees in Item 1, “FOR” Items 2, and 3 and for “ONE YEAR” in Item 4 and in the discretion of the proxies, on any other business that may properly come before the meeting. The undersigned hereby appoints W.M. Klein and G.G. Stratmann, or either of them, as true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, to represent and to vote, as designated below, all the shares of the undersigned held of record on December 1, 2011, at the Annual Meeting of Shareholders to be held on January 30, 2012 and any adjournments or postponement thereof.
(Important – To be signed and dated on reverse side)
This proxy covers all Energizer Holdings, Inc. Common Stock you own in any of the following ways (provided the registrations are identical):
• Shares held of record
• Energizer Holdings, Inc. Savings Investment Plan

December 9, 2011

Dear Savings Investment Plan Participant:

Enclosed are a proxy statement, a proxy and an Annual Report for the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held on January 30, 2012. The enclosed proxy relates to shares of Energizer Common Stock of which you are the record holder and to shares of Energizer Common Stock credited to your account in the Energizer Holdings, Inc. Savings Investment Plan (the “Plan”).

The Trustee of the Plan will vote all shares of Energizer Common Stock held in the Plan as of December 1, 2011. Shares credited to your account as of November 23, 2011 will be voted in accordance with your instructions on the enclosed proxy card. Any credited shares for which no instructions are received by the Trustee, and any shares in the Plan that were credited between November 24, 2011 and December 1, 2011, will be voted by the Trustee in the same proportion as the shares for which instructions were received from all participants in that Plan.

Please complete, sign and date the enclosed proxy. It should be returned, in the postage-paid envelope provided, to Continental Stock Transfer & Trust Company, which acts as tabulator. Alternatively, you may vote by telephone or via Internet. However you decide to vote, in order to provide the tabulator sufficient time to tabulate the votes, it has been requested that all proxies be returned, or votes be cast, as promptly as possible, but no later than 7:00 p.m., Eastern Standard Time, on January 29, 2012.

You may also have received additional proxy statements and proxies relating to other shares of Energizer Common Stock held by you. These proxies are not duplicates of the one enclosed and we ask that they also be voted as described in the instructions enclosed with them.

WARD M. KLEIN

Chief Executive Officer

Dear Shareholder:

Thank you for consenting to receive your shareholder materials via the Internet. This letter provides you the information you will need to view Energizer Holdings, Inc. Annual Meeting materials online, vote your shares online and print a copy of the materials.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2012 Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri on January 30, 2012 at 3:00 p.m., local time, for the following purposes:

•	To elect three directors to serve three-year terms ending at the Annual Meeting held in 2015, or until their respective successors are elected and qualified;

•	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor;

•	To render a non-binding advisory vote on executive compensation; and

•	To render a non-binding advisory vote on the frequency of advisory votes on executive compensation.

Shareholders of record at the close of business on December 1, 2011, are entitled to notice of and to vote at the Annual Meeting.

Holders of a majority of the outstanding shares entitled to vote at the meeting must be present in person or by proxy in order for the meeting to be held. Therefore, whether or not you expect to attend the meeting in person, you are urged to vote your proxy either electronically via the Internet or by telephone at 1-866-894-0537. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by written notice of revocation to the Secretary of the Company or by submitting a later-dated proxy.

VIEW ANNUAL MEETING MATERIALS

To view the 2011 Annual Report and Proxy Statement, please go to the website www.energizerholdings.com and click on Investors. You will then see two direct links - one for the 2011 Proxy Statement and one for the 2011 Annual Report.

VOTE YOUR PROXY

To vote your proxy over the Internet, please go to the website www.energizerholdings.com and click on ENR Shareholder Proxy Voting.

To access and vote your proxy card via the Internet or by phone, you will need to enter the following information exactly as it appears:

Company Number: $CompanyNumber

Proxy Number: $ProxyNumb

Account Number: $AccountNbr

Thank you again for participating in Energizer Holdings, Inc. electronic distribution program.

You may request a paper copy of these materials or revoke your consent to receive shareholder materials electronically by contacting the Secretary of the Company.